SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

Essex Property Trust, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

April 25, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 annual meeting of stockholders of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, 94025, on June 10, 2014, at 1:00 p.m., Pacific Daylight Time.

On April 1, 2014, we closed our merger agreement with BRE Properties, Inc. and combined our two companies.  As a result, former BRE stockholders now own approximately 37% of the outstanding shares of Essex common stock.  In accordance with the merger agreement, we enlarged our board of directors from ten to thirteen positions and appointed three former BRE directors to our board (Irving F. Lyons, III, Thomas E. Robinson, and Thomas P. Sullivan).

We are nominating these three individuals and our ten other incumbent directors for election as directors at our 2014 annual meeting.  We are electing all directors annually starting with our 2014 annual meeting, as a result of stockholder approval at our 2013 annual meeting to eliminate the classification of our board of directors.

We welcome these former BRE directors to our board of directors and welcome the former BRE stockholders as investors in our combined company.  We have fixed a record date and taken other steps to enable the former BRE stockholders to vote the shares of Essex common stock they received in the merger at our 2014 annual meeting.  Therefore, we ask our continuing Essex stockholders and former BRE stockholders to review the enclosed proxy materials, timely cast their votes on the matters described in these materials, and, if interested, attend our 2014 annual meeting.

The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the meeting.  We urge you to review these materials carefully.

This year we are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders over the Internet.  On or about April 25, 2014, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our notice of meeting, proxy statement, and 2013 Annual Report to Stockholders and how to vote. Some stockholders may, if they have so previously requested, receive paper copies of these materials by mail or by email. If you only received a Notice of Internet Availability of Proxy Materials by mail, the Notice also contains instructions on how you can receive a paper copy of the proxy materials and 2013 Annual Report.

Please use this opportunity to take part in the Company’s affairs by voting on the business to be presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Michael J. Schall
Chief Executive Officer and President

ESSEX PROPERTY TRUST, INC.

Notice of Annual Meeting of Stockholders
To Be Held June 10, 2014

The 2014 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, 94025, on June 10, 2014 at 1:00 p.m. Pacific Daylight Time, to consider and vote upon the following proposals:

1.  Election of the following nominees to serve as directors until the 2015 annual meeting or until their successors are elected and qualified: David W. Brady, Keith R. Guericke, Irving F. Lyons, III, George M. Marcus, Gary P. Martin, Issie N. Rabinovitch, Thomas E. Randlett, Thomas E. Robinson, Michael J. Schall, Byron A. Scordelis, Janice L. Sears, Thomas P. Sullivan, and Claude J. Zinngrabe, Jr.

2.  Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2014.

3.  Advisory approval of the Company's executive compensation.

4.  To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this notice.

The Board of Directors has fixed the close of business on April 3, 2014, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to submit your proxy and vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting in person, you may continue to have your shares voted as instructed on your proxy or you may withdraw your proxy at our Annual Meeting and vote your shares in person.  Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Michael J. Schall
Chief Executive Officer and President
Palo Alto, California
April 25, 2014

TABLE OF CONTENTS – PROXY STATEMENT

PROXY STATEMENT
2014 Annual Meeting of Stockholders
Tuesday, June 10, 2014

ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is furnished to the holders (the “Stockholders”) of the outstanding shares of Common Stock, $0.0001 par value (the “Common Stock”) of Essex Property Trust, Inc., a Maryland corporation (the “Company” or “Essex”), in connection with the solicitation by the Company’s Board of Directors (the “Board” or the “Essex Board”) of proxies in the accompanying form for use in voting at the 2014 annual meeting of Stockholders of the Company (the “Annual Meeting”) to be held on June 10, 2014 at 1:00 p.m., Pacific Daylight Time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, 94025, and any adjournment or postponement thereof.

This Proxy Statement and the accompanying notice of meeting and proxy card and 2013 Annual Report to Stockholders are first being made available to Stockholders on or about April 25, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2014.

The proxy statement, notice of meeting, form of proxy, and 2013 Annual Report to Stockholders are available electronically at http://materials.proxyvote.com/297178.  Directions to the meeting location can be found at www.essexpropertytrust.com under “Investors; Shareholder Services and Information-Annual Shareholders’ Meeting.”

This year we are using the Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders over the Internet, instead of mailing paper copies to each stockholder.  On or about April 25, 2014, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and 2013 Annual Report to Stockholders and how to vote.  This Notice is not itself a proxy and cannot itself be used to vote your shares.  If you received only a Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice.  Some stockholders may, if they have so requested previously, receive these materials via email or receive paper copies by mail.

Form of Proxy Card

A proxy card for use by Stockholders accompanies this Proxy Statement.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company, to the attention of Mr. Jordan E. Ritter, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, June 9, 2014.

The Company will bear all costs of soliciting proxies for the Annual Meeting. These costs will include the expense of preparing and furnishing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders. The Company may conduct solicitation of proxies personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The presence at the Annual Meeting, either in person or by proxy, of Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for purposes of the Annual Meeting. The close of business on April 3, 2014 has been fixed as the record date (the “Record Date”) for determining the Stockholders entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal.  As of the Record Date, there were 62,201,054 shares of Common Stock outstanding.

Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

The affirmative vote of a plurality of all the votes cast is required to elect directors under Proposal No. 1.  Accordingly, abstentions or broker non-votes will not affect Proposal No. 1, the election of the director candidates receiving the most votes.

Approval of each of Proposals No. 2 (ratification of KPMG LLP) and No. 3 (advisory approval of the Company's executive compensation) requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting.  For purposes of the votes on Proposals No. 2 and No. 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposals.

If your shares are held in the name of a broker, you will likely receive a voting instruction form from your broker.  Your broker will vote your shares in the manner you timely indicate pursuant to the voting instruction form.  If you do not timely indicate your voting instructions to your broker, the broker will not be permitted to vote your shares at the Annual Meeting on Proposal No. 1 (the election of directors) or Proposal No. 3 (advisory approval of the Company's executive compensation).  However, your broker may in its discretion vote your shares on Proposal No. 2 (the ratification of KPMG LLP) if you do not timely indicate voting instructions on that proposal.

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting.  The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given on a properly executed proxy card, dated and returned, in favor of Proposals No. 1, 2, and 3.

The Company does not presently know of any other business which may come before the Annual Meeting.

Email Access to Proxy Materials

Stockholders who previously elected to receive the Proxy Statement and the annual report to stockholders (the “Annual Report”) over the Internet will be receiving an email on or about April 25, 2014, with information on how to access stockholder information and instructions for voting over the Internet.

Stockholders of record wishing to receive future stockholder materials via email can elect this option by following the instructions provided when voting over the Internet at www.ProxyVote.com. Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an email notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions.  Internet access does not have to be elected each year. Stockholders who elected to receive the Proxy Statement electronically over the Internet and who would now like to receive a paper copy of the Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding”  Notices of Internet Availability of Proxy Materials or proxy statements and annual reports, as applicable. This means that only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report may have been sent to multiple Stockholders in a Stockholder’s household. The Company will promptly deliver a separate copy of each applicable document to any Stockholder who contacts the Company’s investor relations department by written or oral request at our address on page 1 of this proxy statement or by telephone at (650) 494-3700 requesting such copies. If a Stockholder is receiving multiple copies at the Stockholder’s household and would like to receive a single copy for a Stockholder’s household in the future, Stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the applicable document.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director, each director nominee, and each of the executive officers named in the Summary Compensation Table below and employed by the Company on the Record Date, and (iii) all directors and such executive officers as a group.

Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and shares underlying Series Z-1 incentive units, which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are also deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise stated, the address of all directors and executive officers is c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

As a result of our combination with BRE Properties, Inc. effective as of April 1, 2014, and as of the Record Date, former holders of BRE common shares own approximately 37% of the outstanding Essex shares of common stock, and holders of Essex shares of common stock immediately prior to the merger own approximately 63% of the outstanding Essex shares of common stock.  We do not believe the BRE transaction has resulted in a material change in composition or overall ownership percentages of the combined company with respect to more than 5% beneficial owners.  The three institutional investors named below as owning more than 5% of our shares of common stock were included as such in our 2013 annual proxy statement. A fourth investor so included in our 2013 annual proxy statement reported in early 2014 ownership in Essex and BRE shares that would not aggregate more than 5% of our shares of common stock.

However, we caution that: (i) these more than 5% owners are not required to disclose to us or in SEC filings on a real time or frequent basis changes in their investment positions; (ii) we have assumed in the table below that they continue to hold the shares reported in Schedule 13G filings in early 2014 and also those Essex shares issuable in the BRE transaction based on their publicly disclosed holdings; and (iii) their actual ownership positions could be materially different than that reported below.  See the notes following the table for additional details on the share numbers we use for the more than 5% owners.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding (2)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Interests (3)
Incumbent Directors and Executive Officers
George M. Marcus (4)	1,596,492	2.5%	2.5%
Keith R. Guericke (5)	199,789	*	*
Michael J. Schall (6)	153,068	*	*
Michael T. Dance (7)	27,983	*	*
John D. Eudy (8)	51,328	*	*
Craig K. Zimmerman (9)	68,272	*	*
John F. Burkart (10)	26,245	*	*
David W. Brady (11)	13,190	*	*
Irving F. Lyons, III (12)	10,610	*	*
Gary P. Martin (13)	23,679	*	*
Issie N. Rabinovitch (14)	39,541	*	*
Thomas E. Randlett (15)	21,037	*	*
Thomas E. Robinson (16)	5,545	*	*
Byron A. Scordelis (17)	11,931	*	*
Janice L. Sears (18)	6,364	*	*
Thomas P. Sullivan (19)	5,421	*	*
Claude J. Zinngrabe, Jr. (20)	12,104	*	*
All incumbent directors and executive officers as a group (18 persons) (21)	2,304,291	3.6%	3.6%
5% or greater Stockholders
The Vanguard Group, Inc. (22) 100 Vanguard Boulevard Malvern, PA 19355	7,686,189	12.4%	11.9%
BlackRock, Inc. (23) 40 East 52nd Street New York, NY 10022	5,524,341	8.9%	8.6%
Invesco Ltd. (24) 1555 Peachtree Street NE Atlanta, GA 30309	3,227,336	5.2%	5.0%

* Less than 1%

(1)	Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “operating partnership” or “Essex LP”), which as of April 3, 2014 aggregated to approximately a 3% limited partnership interest. As of April 3, 2014, the Company had an approximately 97% general partnership interest in the operating partnership. The limited partners of the operating partnership share with the Company, as general partner, in the net income or loss and any distributions of the operating partnership. Pursuant to the partnership agreement of the operating partnership, limited partnership interests can be exchanged into shares of the Company’s Common Stock.

(2)	With respect to shares of Common Stock, assumes the exchange of the limited partnership interests in the operating partnership and in other partnerships held by such person, if any, into shares of the Company’s Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of the Company’s Common Stock and is based on 62,201,052 shares of the Company’s Common Stock outstanding as of the Record Date.

(3)	Assumes exchange of all outstanding limited partnership interests (including non-forfeitable Series Z-1 incentive units) in the operating partnership for shares of the Company’s Common Stock, which would result in an additional 2,174,721 outstanding shares of Common Stock. Assumes that none of the interests in partnerships (such as DownREITs), other than the operating partnership, held by other persons are exchanged into shares of Common Stock, and that none of the vested stock options held by other persons are converted into shares of Common Stock.

(4)	Includes 960,154 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus’ limited partnership interests in the operating partnership and in certain other partnerships and 301,494 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the operating partnership held by the Marcus & Millichap Company (“MMC”) and Essex Portfolio Management Company (“EPMC”), respectively. Also includes 155,000 shares of Common Stock held by MMC, 26,676 shares of Common Stock held in the Marcus & Millichap Company 401(k) Plan (the “MMC 401(k) Plan”) and 4,000 shares of Common Stock held by Mr. Marcus’ children. Mr. Marcus is a principal stockholder of each of MMC and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of 472,435 shares of Common Stock (including shares issuable upon exchange of limited partnership interests). Mr. Marcus disclaims beneficial ownership of (i) all shares, and limited partnership interests held by MMC, and (ii) 6,376 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC. As of the Record Date, Mr. Marcus had pledged to a commercial bank 875,722 units of limited partnership interests in the operating partnership.

(5)	Includes 133,039 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the operating partnership. Also includes 7,684 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”). Includes 8,000 shares of Common Stock subject to options that are exercisable within 60 days of Record Date.

(6)	Includes 80,079 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the operating partnership. Also includes 3,560 shares of Common Stock held in the Essex 401(k) Plan, 26,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 8,838 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 17,663 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units and the long term incentive plan units (“LTIP Units”). The aforementioned shares and limited partnership interests in the operating partnership, except for the shares held for his benefit in the Essex 401(k) plan, are held in a revocable trust in which Mr. Schall and Ann Schall act as co-trustees. Mr. Schall disclaims beneficial ownership for 40,039 shares that may be issued upon the exchange of limited partnership interests in the operating partnership; 4,419 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units; and 17,046 shares of Common Stock.

(7)	Includes 2,250 shares of Common Stock that may be issued upon the exchange of all of Mr. Dance’s limited partnership interests in the operating partnership. Also includes 11,350 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 6,865 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 11,135 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units and LTIP Units.

(8)	Includes 29,158 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy’s limited partnership interests in the operating partnership. Also includes 1,585 shares of Common Stock held in the Essex 401(k) Plan, 11,350 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 6,865 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 11,135 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units and LTIP Units.

(9)	Includes 47,277 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman’s limited partnership interests in the operating partnership and certain other partnerships. Also includes 2,780 shares of Common Stock held in the Essex 401(k) Plan, 11,350 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 6,865 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 11,135 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units and LTIP Units.

(10)	Includes 12,412 shares of Common Stock that may be issued upon the exchange of all of Mr. Burkart’s limited partnership interests in the operating partnership. Also includes 7,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 6,823 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 12,678 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units and LTIP Units.

(11)	Includes 9,676 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 313 shares of Common Stock subject to restricted stock that are vesting within 60 days of the Record Date.

(12)	Received 6,404 shares of Common Stock and 4,206 shares subject to options that are exercisable within 60 days of the Record Date as part of the merger.

(13)	Includes 18,679 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(14)	Includes 21,179 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(15)	Includes 11,164 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 313 shares of Common Stock Subject to restricted stock that are vesting within 60 days of the Record Date. Excludes 341 shares of Common Stock owned by Mr. Randlett’s wife as to which Mr. Randlett disclaims beneficial ownership.

(16)	Received 5,545 shares of Common Stock as part of the merger.

(17)	Includes 11,431 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(18)	Includes 5,666 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 313 shares of Common Stock subject to restricted stock that are vesting within 60 days of the Record Date.

(19)	Received 5,421 shares of Common Stock as part of the merger.

(20)	Includes 11,431 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(21)	Includes 1,695,987 shares of common stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the operating partnership and certain other partnerships and 180,803 shares of common stock subject to options that are exercisable within 60 days of the Record Date. Also, includes 41,485 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 73,015 shares of common stock issuable upon satisfying the requirements of the Series Z-1 incentive units and LTIP Units.

(22)	As reported on a Schedule 13G/A filed February 12, 2014, The Vanguard Group, Inc. stated that it has sole voting power over 71,142 shares, shared voting power over 25,000 shares, sole dispositive power over 4,660,762 shares and shared dispositive power over 54,855 shares. We believe that these shares include the shares separately reported on a Schedule 13G/A filed February 4, 2014, by Vanguard Specialized Fund – Vanguard REIT Index Fund, stating that it has sole voting power over 2,571,339 shares. Our table also assumes this beneficial owner received new Essex shares in accordance with the merger agreement in the BRE transaction based on publicly reported ownership of BRE shares.

(23)	As reported on a Schedule 13G/A filed January 29, 2014, BlackRock, Inc. stated that it has sole voting power over 3,419,519 shares and sole dispositive power over 3,578,846 shares. Our table also assumes this beneficial owner received new Essex shares in accordance with the merger agreement in the BRE transaction based on publicly reported ownership of BRE shares.

(24)	As reported on a Schedule 13G/A filed February 1, 2013, Invesco Ltd. stated that it has sole voting power over 1,679,188 shares, shared voting power over 14,994 shares, sole dispositive power over 3,216,054 shares, and shared dispositive power over 11,282 shares.

*  *  *

PROPOSAL NO. 1

ELECTION OF DIRECTORS

This year we are nominating for election all of our incumbent directors, based upon stockholder approval at our 2013 annual meeting of our proposal to eliminate the classification of our board of directors and elect all directors annually starting with our 2014 annual meeting.

At the 2014 annual meeting of stockholders, the following individuals are each nominated for election as directors to serve until the annual meeting of stockholders in 2015 and until their successors are duly elected and qualify: David W. Brady, Keith R. Guericke, Irving F. Lyons, III, George M. Marcus, Gary P. Martin, Issie N. Rabinovitch, Thomas E. Randlett, Thomas E. Robinson, Michael J. Schall, Byron A. Scordelis, Janice L. Sears, Thomas P. Sullivan, and Claude J. Zinngrabe, Jr.  Each of the nominees is currently a director of the Company.  Each of the nominees has consented, if elected as a director of the Company, to serve until his or her term expires.

The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event that any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the board of directors, or the board of directors, on the recommendation of the nominating and corporate governance committee, may reduce the size of the board and the number of nominees.

Certain information about the director nominees is furnished below.

David W. Brady, Director, holds the Bowen H. and Janice Arthur McCoy endowed chair at Stanford University Graduate School of Business and is a professor of political science in Stanford University School of Humanities and Sciences since 1988. Dr. Brady served as an associate Dean for academic affairs at the Graduate School of Business from 1996 until 2000, and continues to teach corporate ethics in both MBA and executive education.  He is a Deputy Director at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies. He was a member of the advisory council for the Kansai Silicon Valley Venture Forum in Japan.  The Board selected Mr. Brady to serve as a director because of his many years of experience as a professor of political science and business, which has enabled him to assist the full board in understanding corporate governance and ethics issues, and he is familiar with a full range of corporate and board functions.

Keith R. Guericke, Director and Vice Chairman of the Essex Board, held the position of President and Chief Executive Officer of Essex from 1988 through 2010. Effective January 1, 2011, Mr. Guericke retired from his position as an executive officer, and he remains a director of Essex and will continue to provide additional services as a part-time employee. Mr. Guericke joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex for its IPO in 1994, and has since significantly increased Essex’s multifamily portfolio in supply-constrained markets along the West Coast. Mr. Guericke serves on the boards of directors of Century Communities and American Residential Properties, Inc., and is a member of NAREIT and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971. The Essex Board selected Mr. Guericke to serve as a director because he served Essex for over 33 years and was its principal executive officer from 1988 to 2010, and he has expansive knowledge of the real estate industry and strong relationships with many executives and other senior management at real estate companies throughout the United States.

Irving F. Lyons, III, Director, joined our Board in April 2014 pursuant to our merger agreement with BRE Properties, Inc.  We also agreed in the merger agreement to nominate him for election at the Annual Meeting. He previously served as a director of BRE since 2006 and was appointed Chairman of the BRE Board in May 2009.  Mr. Lyons currently serves on the Board of Directors of Equinix, Inc. and is Lead Director of ProLogis Inc.  He served as Vice Chairman of ProLogis, a global provider of distribution facilities and services, from 2001 through May 2006.  He was Chief Investment Officer from March 1997 to December 2004, and held several other executive positions since joining ProLogis in 1993.  Prior to joining ProLogis, he was a Managing Partner of King & Lyons, a San Francisco Bay Area industrial real estate development and management company, since its inception in 1979.  The Board approved Mr. Lyons’ appointment as a director due to his designation by the BRE Board of Directors under the merger agreement and his management and investment experience with publicly traded real estate companies and his involvement in Bay Area real estate development and management.

George M. Marcus is the founder and has been the Chairman of Essex Property Corporation (the predecessor to Essex) and the Marcus & Millichap Company since their inception in 1971.  The Marcus & Millichap Company is the parent company of a diversified group of real estate service, investment and development firms. Mr. Marcus is also the Co-Chairman of Marcus & Millichap, Inc., referred to as MMI, and Mr. Marcus owns a controlling interest in MMI.  MMI is a national brokerage firm listed on the NYSE that underwent its initial public offering in 2013.  Mr. Marcus was one of the original founders of Greater Bay Bancorp, a publicly held financial institution, which was acquired by Wells Fargo & Company in 2007.  Included among Mr. Marcus’ professional memberships are the Regent Emeritus of the University of California, the Real Estate Roundtable, the Policy Advisory Board of the University of California at Berkeley—Center for Real Estate and Urban Economics, as well as numerous other professional and community organizations.  He graduated with a Bachelor of Science degree in Economics from San Francisco State University. He was honored as Alumnus of the Millennium in 1999. Mr. Marcus is also a graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program.  The Essex Board selected Mr. Marcus to serve as a director because he is the founder of Essex, he brings outstanding leadership and vision to Essex, he has extensive knowledge of Essex, and over 35 years of experience working in the real estate industry.

Gary P. Martin, Director, is a private investor, and is a member of the Board of Directors of LeoNovos, a public company on the Toronto Exchange. He was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. From September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market.  From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union.  From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. From 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971. The Board selected Mr. Martin to serve as a director because he has years of experience serving on both public and private boards and committees, he has served as a Chief Financial Officer for a variety of companies, and he has an extensive understanding of internal and external financial reporting of public companies.

Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the Chief Executive Officer of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch received a Bachelor of Science degree from McGill University in 1967 and a Master’s of Business Administration degree from Harvard University in 1970. The Board selected Mr. Rabinovitch to serve as a director because he brings valuable financial expertise, including extensive knowledge of capital markets transactions and investments in both public and private companies.

Thomas E. Randlett, Director, is a certified public accountant and was a testifying expert and director at LECG, Inc. from 1992 to 2010. Mr. Randlett’s professional specialties include the real estate and construction, financial institutions and transportation industries.  Prior to joining LECG, Mr. Randlett was a managing partner and senior real estate specialist for KPMG in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990.  He served on the board of directors of Greater Bay Bancorp, a publicly held financial institution, from 2005 until the company was sold in 2007.  He is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants (“AICPA”), NAREIT, and California Society of Certified Public Accountants (“CSCPA”). He received a Bachelor of Arts degree from Princeton University in 1966.  The Board selected Mr. Randlett to serve as a director because of his 23 years of experience as an auditor of public and private construction and real estate companies, including audits of REITs, as well as his consulting experience, which includes interaction with the Resolution Trust Corporation and the Department of Justice.

Thomas E. Robinson, Director, joined our Board in April 2014 pursuant to our merger agreement with BRE Properties, Inc.  We also agreed in the merger agreement to nominate him for election at the Annual Meeting. He previously served as a director of BRE since 2007.  Currently, Mr. Robinson is Senior Advisor to the real estate investment banking group at Stifel, Nicolaus & Company, Inc., St. Louis, MO and its prior affiliate Legg Mason, where he was previously a managing director.  Prior to that position he served as President and Chief Financial Officer of Storage USA, Inc., from 1994 to 1997.  Mr. Robinson currently serves on the board of directors of First Potomac Realty Trust and Tanger Factory Outlet Centers, Inc., is a former trustee/director of Centerpoint Properties Trust and Legg Mason Real Estate Investors, Inc., and a past member of the board of governors of the National Association of Real Estate Investment Trusts (NAREIT).  The Board approved Mr. Robinson’s appointment as a director due to his designation by the BRE Board of Directors under the merger agreement and his financial, accounting and real estate experience.

Michael J. Schall, Director, is the President and Chief Executive Officer of the Company, having been promoted to that position by the Board of Directors effective January 1, 2011.  He previously served as the Senior Executive Vice President and Chief Operating Officer for the Company from 2005 to 2010, during which years he was responsible for the strategic planning and management of the Company’s property operations, redevelopment and co-investment programs.  From 1993 to 2005, Mr. Schall was the Company’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Young (then known as Ernst & Whinney), where he specialized in the real estate and financial services industries. Mr. Schall received a B.S. from the University of San Francisco. Mr. Schall currently serves as a member of the Board of Trustees of Pebblebrook Hotel Trust, Inc. Mr. Schall is a Certified Public Accountant (inactive) and is a member of NAREIT, the National Multi Housing Council, the AICPA, and the Board of Governors of NAREIT. The Board selected Mr. Schall to serve as a director because he was a principal officer of the Company when initially selected as a director, he has extensive knowledge of the financial and operating matters of the Company, and he has strong relationships with many executives and senior management at real estate companies throughout the United States.

Byron A. Scordelis, Director, served as the President and Chief Executive Officer of Greater Bay Bancorp and as a member of the Board of Directors of Greater Bay Bancorp and its wholly-owned subsidiary, Greater Bay Bank N.A. from January 1, 2004 until its sale in October 1, 2007. Mr. Scordelis served as the Chief Operating Officer and President of the Greater Bay Banking Group which was comprised of the company’s banking subsidiaries as well as its business and technology operations, trust services and human resources activities. Mr. Scordelis has previously served as an Executive Vice President with Wells Fargo Bank where he was named President of the San Francisco Bay Area Region and was responsible for the management and performance of 235 financial service offices in the San Francisco Bay area. He joined Wells Fargo in 1998 as an Executive Vice President responsible for its retail banking activities in seven western states, and was appointed as a co-chair of its integration task force following the bank’s merger with Norwest. From 1974 to 1998, Mr. Scordelis was President and Chief Executive Officer of EurekaBank and also served as Senior Vice President and head of Bank of America’s San Francisco Bay Area region, and was responsible for corporate finance, corporate strategic planning, merger integration, and other staff and managerial areas. Mr. Scordelis is a Phi Beta Kappa graduate of the University of California at Berkeley where he earned bachelor’s degrees in economics and natural resource studies in 1972. He received a Master of Business Administration from Stanford University in 1974. Mr. Scordelis currently serves on the Board of Regents at Santa Clara University where he is also a member of its Audit Committee as well as on the Advisory Board of the Markkula Center for Applied Ethics. He is also a former member of the Board of EHC Lifebuilders, a non-profit organization, and currently serves on the Advisory Board of the Palo Alto Medical Foundation. The Board selected Mr. Scordelis to serve as a director because of his many years of experience as a Chief Executive Officer and a board member of a publicly-traded financial service company.

Janice L. Sears, Director, serves as a Board Chair of The Swig Company, a corporate owner of office properties nationwide. Previously, Ms. Sears held the position of Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities. She was concurrently the San Francisco Market President for Bank of America. As Market President, Ms. Sears managed a senior leadership team, deepening relationships with the nonprofit community, local government and worked to build awareness of the Bank of America brand. Prior to 1999, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REIT’s, homebuilders and opportunity funds.  Prior to 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Ms. Sears earned a B.S. in both Economics and Marketing from the University of Delaware.  Ms. Sears is a member of the board of directors of Biomed Realty Trust, Inc.  Her professional activities have included NAREIT, ULI, and the National Association of Corporate Directors.  Ms. Sears is the Past President and Past Treasurer of the San Francisco Chapter of the National Charity League and most recently sat on the boards of the San Francisco Chamber of Commerce, the San Francisco Economic Development Council and Leadership San Francisco. She acts as an advisor to the Audit Committee of the San Francisco Art Institute. Ms. Sears has been named one of the ‘100 Most Powerful Women in Business’ in San Francisco. The Board selected Ms. Sears to serve as a director because of her knowledge of capital markets and extensive experience working in the commercial real estate and REIT industry.

Thomas P. Sullivan, Director, joined our Board in April 2014 pursuant to our merger agreement with BRE Properties, Inc. We also agreed in the merger agreement to nominate him for election at the Annual Meeting. He previously served as a director of BRE since 2009. He controls Westwood Interests, a privately-held, San Francisco-based firm active in real estate investments and developments in the Bay Area, including several office development projects in the Silicon Valley.  Prior to forming Westwood, he was a founding partner at Wilson Meany Sullivan (WMS), a San Francisco-based development firm focused on urban infill locations on the West Coast.  Mr. Sullivan has played a major role in the development of large-scale, technologically innovative projects in San Francisco, most notably Foundry Square, the Ferry Building and 250 Embarcadero (headquarters of Gap, Inc.) as well as several urban infill residential development projects.  Prior to WMS, Mr. Sullivan served as President of Wilson/Equity Office, a joint venture between Equity Office Properties Trust and William Wilson and Associates; and as Senior Vice President at William Wilson & Associates.  The Board approved Mr. Sullivan’s appointment as a director due to his designation by the BRE Board of Directors under the merger agreement, his experience with real estate and development and his advisory roles in Bay Area organizations.

Claude J. Zinngrabe, Jr., Director, is co-founder and a Managing Partner of Fremont Realty Capital, the real estate merchant banking arm of the Fremont Group, a San Francisco-based, private-investment firm. The firm focuses on opportunistic and value-added private equity real estate investments, both domestically and abroad.  Prior to 1996, Mr. Zinngrabe was Chairman and CEO of Prudential Real Estate Investors, the institutional real estate investment arm of Prudential Financial, Inc. Previously, Mr. Zinngrabe served as President of Prudential Institutional Investors and was responsible for strategic planning in Latin America and Eastern Europe. Concurrently, he founded and was Chairman and CEO of Prudential Homebuilding Investors, a real estate investment management firm specializing in homebuilding investments. Mr. Zinngrabe is a member of the Urban Land Institute where he has served as a trustee and Executive Committee member. He is also a member of the Pension Real Estate Association and the National Association of Real Estate Investment Managers. Mr. Zinngrabe holds a Bachelor of Science Degree and a Master of Arts in History from Xavier University as well as a Master of Business Administration degree from Cleveland State University. Mr. Zinngrabe has completed the Advanced Management Program at the Harvard Business School and is a Governance Fellow of the National Association of Corporate Directors. The Board selected Mr. Zinngrabe to serve as a director because of his extensive experience in the real estate investment management business and his knowledge of the real estate industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE STOCKHOLDERS VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE.

*  *  *

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the Record Date with respect to the incumbent directors and executive officers, including their ages.

Name and Position	Age	First Elected
George M. Marcus Chairman of the Board	72	1994
Keith R. Guericke Vice Chairman of the Board	65	1994
Michael J. Schall Director, Chief Executive Officer and President	56	1994
Michael T. Dance Executive Vice President and Chief Financial Officer	57	—
John D. Eudy Executive Vice President-Development	59	—
Craig K. Zimmerman Executive Vice President-Acquisitions	63	—
John F. Burkart Executive Vice President-Asset Management	50	—
Erik J. Alexander Senior Vice President-Property Operations	46	—
David W. Brady Director	73	1994
Irving F. Lyons, III Director	64	2014
Gary P. Martin Director	66	1994
Issie N. Rabinovitch Director	68	1994
Thomas E. Randlett Director	71	1994
Thomas E. Robinson Director	66	2014

Name and Position	Age	First Elected
Byron A. Scordelis Director	64	2011
Janice L. Sears Director	53	2011
Thomas P. Sullivan Director	56	2014
Claude J. Zinngrabe, Jr. Director	67	2011
Biographical information concerning the director nominees (including our CEO Michael J. Schall) is set forth above under the caption “Proposal No. 1 Election of Directors.”  Biographical information concerning the other executive officers of the Company is set forth below.

Michael T. Dance, has been the Company’s Executive Vice President and Chief Financial Officer since February 2005 and is responsible for the accounting, finance, information technology and human resources. From September 2002 to February 2005, Mr. Dance provided accounting research, consulting, and litigation support services, while teaching as an adjunct Professor for the University of California at Berkeley, HAAS School of Business. Mr. Dance began his career at Peat, Marwick, Mitchell & Co in 1978. From 1990 to 2002, he was a partner with KPMG LLP, where he worked with clients in the real estate, construction, health care and technology industries. He received a Bachelor of Arts degree in Economics from California State University, East Bay in 1978. Mr. Dance is a CPA (inactive).

John D. Eudy is responsible for development activities, from the point of acquisition through construction and stabilization. Mr. Eudy joined the Company’s predecessor, Essex Property Corporation, in 1985. While at the Company, Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition. Prior to joining the Company, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980.  He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California’s Management Leadership School. Mr. Eudy is a member of the Urban Land Institute (“ULI”) and NAREIT.

Craig K. Zimmerman is responsible for acquisition activities. Mr. Zimmerman joined the Company’s predecessor, Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multifamily residential properties. Prior to joining the Company, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

John F. Burkart is responsible for the Company’s asset management activities, including evaluation of existing investments, renovation, disposition, capital improvements, due diligence, economic research, and the Company’s institutional co-investment program. Mr. Burkart was responsible for supervising property management activity in the Northern Division as well as the creation and management of the institutional co-investments. Mr. Burkart joined Essex in 1996 and was responsible for various finance duties including identifying potential sources of financing and negotiating joint venture and debt financing transactions. From 1993 to 1996, Mr. Burkart was a real estate finance consultant for various companies. From 1987 to 1993 Mr. Burkart was a Vice President at Pacific States Management Company, responsible for the property management and accounting departments, along with other corporate duties. Mr. Burkart received a Bachelor of Science degree in Finance from San Jose State University in 1987 and a MBA degree in Real Estate from Golden Gate University in 1993.

Erik J. Alexander is responsible for property operations of the Company.  Mr. Alexander joined the Company in 1997 as a Regional Portfolio Manager and later served as the Director of Redevelopment. Prior to joining the Company, Mr. Alexander served as the Director of Operations for Century West Properties, a Santa Monica based apartment developer and operator. Mr. Alexander also held a position as a real estate consultant with The Meyers Group providing pricing strategies, demand analysis and feasibility studies to new home developers and lenders in Southern California. Mr. Alexander received his Bachelor of Science degree in Business Administration with a Certificate of Real Property Development and Management from the University of Southern California in 1990.

BOARD AND CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors

During 2013, the Board held 19 meetings. Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of each committee of the Board on which he or she served. In 2013, the Board had five committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Pricing Committee.

The current members of the committees are identified in the following table:

Director	Executive	Audit	Compensation	Nominating/ Corporate Governance	Pricing
David W. Brady		X	X
Keith R. Guericke	X				Chair
George M. Marcus	Chair
Gary P. Martin			Chair
Issie N. Rabinovitch				Chair
Thomas E. Randlett	X	Chair
Byron A. Scordelis			X	X
Janice L. Sears		X			X
Claude J. Zinngrabe, Jr.				X
Michael J. Schall	X				X

For the three directors who joined our Board in 2014, the appointment to any committees for these directors has not been determined at this time.

Annual Meeting of Stockholders

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. All of the Company’s incumbent directors in 2013 attended the 2013 annual meeting of stockholders.

Committees of the Board of Directors

The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met 3 times during 2013.

The Audit Committee recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports. The Audit Committee also monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and it reviews any allegations of wrongdoing that involve Company personnel. The Audit Committee operates under a written charter, which can be viewed at the Company’s website on www.essexpropertytrust.com.  The Board of Directors has determined that all Audit Committee members have no financial or personal ties to the Company (other than the director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate. The Board of Directors has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees. The Audit Committee met 7 times during 2013.

The Board of Directors has also determined that Thomas E. Randlett is the “audit committee financial expert” as defined by the SEC’s Regulation S-K Item 407(d).

The Compensation Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee also administers the 2013 Stock Award and Incentive Compensation Plan.

All members of the Compensation Committee are independent directors within the meaning of the rules of the New York Stock Exchange (including the heightened independence requirements for compensation committee members effective for us as of the Annual Meeting).  The Compensation Committee met 3 times during 2013.

The Compensation Committee operates under a written charter which can be viewed at www.essexpropertytrust.com.  In early 2013, the New York Stock Exchange amended the listing standards to require additional provisions in compensation committee charters, and we timely adopted and posted to our web site a revised charter for this purpose in May 2013.

The Board has delegated authority to the Chief Executive Officer (the “CEO”) to grant stock options and restricted stock under the 2013 Stock Award and Incentive Compensation Plan to Company employees (other than executive officers) in accordance with guidelines as to the number of options and or restricted stock to be granted to particular categories of employees. The CEO is to report all stock options and restricted stock, made pursuant to this delegation, to the Board’s Compensation Committee.

The Compensation Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist the Committee with its responsibilities related to the Company’s executive compensation programs beginning in 2012.  Additional information concerning Mercer and its services is set forth under “Executive Compensation – Compensation Discussion and Analysis.”

The Nominating and Corporate Governance Committee (the “Nominating Committee”) assists the Board of Directors in selecting nominees for election to the Board and monitors the composition of the Board. The Board of Directors has determined that all members of the Nominating Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange. The Nominating Committee met 4 times during 2013.

The Nominating Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate, given the historical absence of stockholder proposals, among other considerations. The Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating Committee. The Nominating Committee evaluates nominees for directors using the criteria described below and it will use the same criteria when evaluating a nominee recommended by a Stockholder.

The Nominating Committee does not have a formal policy regarding considering diversity in identifying nominees for directors. In the past, when new directors have been added to the Board, the Board or the Nominating Committee has generally sought to select nominees with business specializations, technical skills or other qualities that differed from that of the existing directors and, as a result, the current directors on the Board have a diverse range of backgrounds and occupations, including real estate, financial services, accounting and finance, venture capital, investment banking and academia.

The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.essexpropertytrust.com.

In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s real estate experience, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Nominating Committee further reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company.

The Pricing Committee reviews and approves the terms at which the Company’s securities will be offered to the public in public offerings of the Company’s securities. The Pricing Committee met once during 2013.

Presiding Independent Director; Board Leadership Structure and Role in Risk Management

The Board has designated, in accordance with New York Stock Exchange corporate governance listing standards, George M. Marcus as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions, without management, at which Mr. Marcus presides.

The offices of the Chairman and the Chief Executive Officer of the Company are held by different individuals. The Chairman is Mr. Marcus, who is a founder of the Company and has a significant ownership interest.  The principal executive officer is Mr. Schall, who is the Chief Executive Officer and a director. The Company has maintained a leadership structure of different individuals serving as Chairman and principal executive officer since its initial public offering in 1994.  Mr. Marcus has extensive knowledge of the Company and the real estate industry, and the Company believes that because of his background and experience he is able to effectively lead the Board in providing oversight and direction to the Company’s management. Mr. Marcus is involved in many other business and philanthropic activities. Mr. Schall’s responsibility as the Chief Executive Officer is to oversee the day to day execution of the Company’s business strategy.

With respect to the Board’s role in the risk oversight of the Company, the Board has promulgated internal Company policies that set forth which transactions may require the prior approval of the Board or a committee of the Board and which transactions may proceed with management authorization and without any such Board prior approval. These Board policies cover transactions in the following areas:  financings, property acquisition, property development, property redevelopment, property dispositions, other investments and general corporate activities.  Generally, these policies set forth a specified dollar threshold and if a transaction exceeds that threshold, the prior approval of the Board or a committee of the Board is required. By requiring the prior approval of larger transactions, which generally may involve more risk to the Company simply due to the transaction size, the Board seeks to provide risk oversight of the Company. The Board has also set forth a policy that limits the aggregate indebtedness of the Company. The Board has promulgated a corporate investment policy that establishes guidelines with respect to investment of the Company’s funds; such guidelines cover the required qualifications of outside investment managers and the types and concentration limits of investment securities that are authorized for investment. The Board’s Compensation Committee has determined that the pay policies and practices of the Company are not reasonably likely to have a material adverse effect on the Company. Also, related party transactions are generally reviewed by the Board or one or more committees of the Board. See “Certain Relationships and Related Persons Transactions – Policies and Procedures with Respect to Related Person Transactions.”

Director Independence

Under independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards:

•	A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	A director is not independent if the director has received, or has an immediate family member that is an executive officer of the Company and who has received, during any twelve-month period with the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and compensation or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Consistent with the commentary of the applicable NYSE listing standards, compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test, and compensation received by an immediate family member for service as an employee of the listed company (other than an executive officer) need not be considered in determining independence under this test.

•	A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of any other company where any of the Company’s present executive officers concurrently serves or served on that company’s compensation committee.

•	A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	A director is not independent if the director serves an executive officer of any tax exempt organization to which the Company has made, within the last three years, contributions in any single fiscal year that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

The Board has determined that the following directors and nominees for director have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the New York Stock Exchange: David W. Brady, Irving F. Lyons, III, George M. Marcus, Gary P. Martin, Issie N. Rabinovitch, Thomas E. Randlett, Thomas E. Robinson, Byron A. Scordelis, Janice L. Sears, Jr., Thomas P. Sullivan, and Claude J. Zinngrabe, Jr. The Company expects that following the election at the Annual Meeting, our Board of Directors will consist of thirteen directors, eleven of whom are independent.

In determining the independence of Mr. Marcus, the Board considered the matters that refer to Mr. Marcus set forth under "Certain Relationships and Related Persons Transactions" below.  In determining the independence of Mr. Martin, the Board considered that his adult son is employed by Essex at an entry level position and is not an executive officer. The Board also considered the ownership of Essex equity securities by the directors and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.

Access to Corporate Governance Policies

Stockholders may access the Company’s committee charters, the code of business conduct and ethics, stock ownership guidelines, policy on hedging and pledging Essex equity securities, and corporate governance guidelines at the Company’s Internet website at www.essexpropertytrust.com. Copies of these documents will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Communication with Directors

The Company endeavors to ensure that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable. Our corporate governance guidelines (which may be accessed at www.essexpropertytrust.com) provide that the identity of the presiding director will be set forth in the annual meeting proxy statement, together with a method for interested parties to communicate directly with the presiding director or with the non-management directors as a group. Stockholders or any other interested parties wishing to formally communicate with the Board of Directors, non-management directors, or any individual directors may send communications directly to the presiding director of the Board: George M. Marcus, Chairman of the Board, c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee was formed in June 1994. No interlocking relationship existed in 2013 or presently exists between any member of the Company’s Compensation Committee or Board of Directors on the one hand and another company’s compensation committee or Board of Directors on the other hand.  Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Persons Transactions.”

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Policy on Hedging and Pledging Essex Equity Securities

The Nominating and Corporate Governance Committee has adopted a policy concerning hedging and pledging of Essex equity securities.  A copy of the policy may be obtained as indicated under "Access to Corporate Governance Policies" above.

Directors and executive officers are not permitted to own financial instruments or participate in investment strategies that represent a direct hedge of the economic risk of owning our common stock or voting preferred stock, equity interests issued by our operating partnership, or securities that give the holder any rights to acquire any such stock or equity interests (collectively, "Essex equity securities").

Directors and executive officers are not permitted to pledge or otherwise use any Essex equity securities as collateral to secure any loan (collectively, a "pledge") unless: (1) that transaction is first approved by the Board of Directors (not counting the vote of any director with a personal interest in the transaction) based on the committee’s determination that the pledge is not significant from a corporate governance standpoint, or (2) that transaction involves a pledge of Essex equity securities that results in such individual having pledged (counting pledged securities that are not common stock on an as exercised or converted basis, as the case may be) an amount of Essex equity securities not exceeding the greater of (x) 0.002 times the number of the issued and outstanding shares of the Company's Common Stock, or (y) 20% of such individual's ownership of Essex equity securities.

However, notwithstanding the provisions of the prior paragraph, as to any individual who has pledged Essex equity securities prior to the effective date of the policy, the individual is required within 7 years after the effective date to reduce the pledged securities to an amount that would not require Board approval described above, or obtain Board approval of the pledge.

As more fully set forth in the policy, the directors and executive officers are not permitted to pledge any equity compensation awards prior to the awards' respective exercise, delivery or conversion into equity securities free of restriction under the applicable equity compensation plan.

Director Stock Ownership Guidelines

The Company encourages its independent directors to own shares of the Company’s stock.  In furtherance of this goal, the Company adopted a guideline as of January 1, 2010 for independent directors to own shares that are equal in value to approximately five times the director’s annual cash retainer.  The value of shares as of January 1, 2010 will be used for this guideline, except with respect to directors who join the board after 2010, and then the value of the Essex shares on the date that they join the board will be used. Directors are expected to achieve this goal within 4 years of its effective date or, with respect to new directors, within 4 years of joining the Board. The Board or the Nominating and Corporate Governance Committee may waive this requirement or modify this guideline under certain circumstances.  As of December 31, 2013, all directors were in compliance with the share ownership guideline.

Executive Officer Ownership Guidelines

The Company encourages its executive officers to own shares of the Company’s stock.  In furtherance of this goal, the Company adopted a guideline as of January 1, 2011 for the Chief Executive Officer to own shares that are equal in value to approximately five times annual base salary, and four times annual base salary for the Company’s executive vice presidents.  The value of shares as of January 1, 2011 will be used for this guideline, except with respect to new executive vice presidents who are promoted or hired after 2011, and then the value of the Essex shares on the latter date will be used.  The executive officers are expected to achieve this goal within 5 years of its effective date or, with respect to new executive officers, within 5 years of attaining their position. The Board or the Nominating and Corporate Governance Committee may waive this requirement or modify this guideline under certain circumstances.  As of December 31, 2013, all executive officers were in compliance with the share ownership guideline.

DIRECTOR COMPENSATION

Each director of Essex, who is not an executive officer, receives, or has received, the following compensation under Essex’s current director compensation program adopted in September 2013:

•	An annual equity grant as determined by having the grant have a value of $50,000 for directors (other than the chairman) and $140,000 for the chairman of the board, as based on using the Black-Scholes pricing methodology. Directors and the chairman elect whether to receive such grant in the form of options or a restricted stock award, or a combination of these types of awards. The directors and the chairman must make this election at the time of Essex’s annual meeting, at which time such grant of options and/or restricted stock will be made. Commencing with the annual stockholders meeting in 2014, such annual grants of options and/or restricted stock are fully vested on the grant date, but are subject to a one-year transfer restriction.

•	An annual cash retainer, paid quarterly, in the amount of $30,000 per year.

•	A board attendance fee of $1,000 per meeting attended.

•	A committee attendance fee up to $750 per meeting, except as to regularly scheduled Audit Committee meetings, for which a $2,000 attendance fee is paid, and pricing committee meetings for which a $500 attendance fee is paid.

•	A committee chairman fee of $4,000 per year. The chairman of the Audit Committee, Mr. Randlett, receives $15,000 per year, payable quarterly, in addition to the other compensation indicated above.

Each non-employee director, upon joining the Essex Board, receives an automatic grant of options for that number of shares as determined by having the grant have a value of $80,000 based on the Black-Scholes option pricing methodology. Such options become exercisable as to one-third of the shares of common stock subject to the option on each yearly anniversary of the grant date, such that the options granted will be fully exercisable three years after the grant date.

Director Compensation Table. The table below summarizes the compensation the Company paid to directors for the fiscal year ended December 31, 2013. Mr. Schall, who served in 2013 as the Company’s Chief Executive Officer, is not included in the table below because he did not receive for 2013 any additional compensation for services provided as a director. Mr. Guericke, who served as a part-time employee in 2013, received a salary, bonus and perquisites shown below under “All Other Compensation,” but he did not receive any additional compensation for services provided as a director.

The three directors who joined our Board in 2014 are not included in the table below, as they received no director compensation for 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
D. Brady	48,000	50,000	-	-		98,000
K. Guericke	-	-	-	299,600	(2)	299,600	(2)
G. Marcus	41,000	90,000	50,000	-		181,000
G. Martin	41,000	-	50,000	-		91,000
I. Rabinovitch	41,500	-	50,000	-		91,500
T. Randlett	62,500	50,000	-	-		112,500
B. Scordelis	40,500	-	50,000	-		90,500
J. Sears	47,250	50,000	-	-		97,250
C. Zinngrabe, Jr.	38,500	-	50,000	-		88,500

(1)	The assumptions used to calculate the value of the restricted stock and options awards are set forth in Note 13 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2013. As of December 31, 2013, each director had the following number of stock options (vested and unvested) then outstanding: David W. Brady: 9,676 options; Keith R. Guericke: 10,000 options; George M. Marcus: 3,265 options; Gary P. Martin: 19,679 options; Issie N. Rabinovitch: 21,179 options; Thomas E. Randlett: 13,664 options; Byron A. Scordelis: 12,765 options, Janice L. Sears: 7,000 options; and Claude J. Zinngrabe, Jr.: 12,765 options, respectively. Also, as of December 31, 2013, each director had the following number of unvested restricted stock outstanding: David W. Brady: 313 restricted stock; George M. Marcus: 617 restricted stock; Thomas E. Randlett: 313 restricted stock; Janice L. Sears: 313 restricted stock; and no other directors had unvested restricted stock outstanding.

(2)	This amount includes a perquisite of $24,600 for a provided leased automobile.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary. Essex’s goals for its executive compensation program are (i) to attract, motivate and retain experienced, effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) to align the interests of management with the interests of Essex’s stockholders. With regard to absolute levels of executive compensation and the compensation programs, the Compensation Committee of the Essex Board periodically reviews relevant information about competitive pay levels and structures but also considers a number of other factors, as described below.

Each year the Essex Board sets annual corporate goals that are generally designed to promote stockholder value creation over a multiple year period. These corporate goals are used as the basis for measuring management performance, a key consideration in granting both cash bonuses and long term equity. These goals, which include measures of performance on both an absolute basis as well as relative to peers, are described in more detail in the discussion below. Goals for 2013 included specific company performance metrics such as per share growth in  Funds from Operations (FFO), yields from recent investment transactions relative to the pro-forma underwriting, increasing same property Net Operating Income (NOI), and discretionary objectives, such as progress on specific corporate initiatives. The Compensation Committee also considered and acknowledged that Essex performed in the top quartile of its REIT peers in terms of increasing its FFO per share and net asset value per share.  In 2013, Essex also adopted a new long-term equity incentive compensation program focusing on Essex’s absolute and relative total stockholder return. The compensation of Essex’s executive officers also reflects performance against individual and (where appropriate) business unit goals, as described in the discussion below.

Stockholder advisory approval of Essex’s executive compensation. In 2013, Essex held a “say-on-pay” vote on Essex’s executive compensation program as set forth in the proxy statement and 97.8% of the votes cast voted “for” the proposal. The Compensation Committee considered the results of the stockholder vote in finalizing 2014 compensation. With the substantial majority of stockholders approval of the compensation program, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation and did not implement substantial changes as a result of the stockholder advisory vote. An advisory vote to approve the compensation of Essex’s named executive officers will be held on an annual basis until the next required vote on the frequency of stockholder votes is held.

Role and Procedures of the Compensation Committee. The Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the named executive officers. The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants) as the Committee deems appropriate.

In 2013, the Compensation Committee retained Mercer to select a peer group of 15 REITs and complete a review of the executive compensation levels and practices relative to the peer group. The Compensation Committee also engaged Mercer in 2013 to complete a review of board compensation relative to the same peer group used for management compensation and to recommend the number of shares to include in the 2013 Stock Award and Incentive Compensation Plan.

Mercer has not provided any services to Essex other than to the Compensation Committee with respect to executive and board compensation matters, reports directly to the Compensation Committee and not to management, and is independent from Essex. The Compensation Committee has assessed the independence of Mercer pursuant to, and taking into account factors listed in, applicable SEC rules and concluded that the work of Mercer has not raised any conflict of interest.

While the Compensation Committee determines Essex’s overall compensation philosophies and sets the compensation for Essex’s CEO and other executive officers, it looks to the CEO to make recommendations with respect to both overall compensation policies and specific compensation decisions. For the upcoming fiscal year, Essex’s CEO recommends to the Compensation Committee the levels of base salary, targeted annual bonus and long-term equity for the named executive officers other than himself, within the elements of compensation otherwise established by the Compensation Committee. The sum of such base salaries and targeted bonuses and long term equity compensation, if any, is included in the Essex annual business plan, which is approved by the Essex Board. Also, at that time, the Compensation Committee reviews and approves goals for the upcoming year for specific executive officers. Such goals may include company-wide, business unit and individual goals.

At the end of a fiscal year, the Compensation Committee reviews actual performance against such goals and, in consultation with the CEO and as discussed further below, sets the actual bonuses to be paid to the executive officers. The CEO also provides the Compensation Committee with his perspective on the performance of Essex’s executive officers as well as a self-assessment of his own performance. The Compensation Committee establishes the compensation package for the CEO. Essex’s Chief Financial Officer also attends certain of the Compensation Committee’s meetings to provide perspective on the competitive landscape and the needs of the business and to discuss potentially new elements for the executive officer’s compensation packages.

The following 15 REITs (all are equity REITs, five of which are headquartered in California, nine are reasonably similar to Essex in revenue and market capitalization and 10 invest primarily in apartments) are considered in an annual peer comparison prepared by Mercer based on publicly filed proxy materials.

Company
AvalonBay Communities, Inc. (AVB)
Apartment Investment and Management Company (AIV)
Alexandria Real Estate Equities, Inc. (ARE)
American Campus Communities, Inc. (ACC)
BioMed Realty Trust, Inc. (BMR)
BRE Properties, Inc. (BRE)
Camden Property Trust (CPT)
Douglas Emmett, Inc. (DEI)
Equity Lifestyle Properties, Inc. (ELS)
Home Properties, Inc. (HME)
Mid-America Apartment Communities, Inc. (MAA)
Post Properties, Inc. (PPS)
Colonial Properties (CLP)
Realty Income Corporation (O)
United Dominion Realty Trust, Inc. (UDR)

Essex as compared to the peer group in both revenue and assets are as follows:

	Revenue ($ in millions)(1)	Assets ($ in millions)(1)
25TH percentile	556	3,449
50TH percentile	604	5,119
75TH percentile	735	6,253
ESSEX	646	4,847
Percentile rank	60%	47%

(1)	Based on reports from S&P Research Insight. Assets are as of the most recent fiscal year and revenue reflects the most recent 12 months as of September 30, 2013.

The Compensation Committee considered the peer group information in determining overall compensation levels in light of the Compensation Committee’s view of appropriate, market-based compensation levels. However, the Compensation Committee did not utilize any specific or numeric percentile or other benchmark within the peer group companies for this purpose.

Compensation Program Objectives. The objectives of our compensation program for named executive officers are to:

•	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short and long-term compensation elements;

•	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance; and

•	Align the interests of executive officers with the interests of Essex’s stockholders by tying significant portions of short- and long-term compensation, in the form of annual bonus and long-term equity based awards, to increasing distributable cash flow to stockholders, and increasing the value of Essex’s common stock based on the acquisition, development, redevelopment and onsite property management of apartment communities.

Within these objectives, the Compensation Committee believes that the primary goal of Essex’s executive compensation program should be related to creating stockholder value. The Compensation Committee seeks to offer the named executive officers competitive compensation opportunities based upon their personal performance, the financial performance of Essex as compared to other REITs, and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to long-term success, to reward the achievement of Essex’s short- and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to corporate performance.

Key elements. The key elements of Essex’s current compensation program for the named executive officers are summarized in the table below:

Compensation element:	Why this element is included:	How the amount of this element is determined:	How this element fits in the overall program:
Base salary	Customary element necessary to hire and retain executives.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year.
Annual bonus	Customary element appropriate to motivate executives and tie a significant compensation opportunity to a mix of individual and corporate performance.	Annual bonus is based on both discretionary and non-discretionary performance criteria.	Short-term cash compensation that is contingent on Essex Compensation Committee discretion and review of non-discretionary criteria.
Equity incentive—stock options grants and Essex LP Units (“LTIP Units”)
Equity compensation for long-term retention of management and alignment of stockholder interest that complements cash compensation and provides performance incentives. LTIP Units have both performance based and service based vesting and are nontransferable for 10 years. Vesting of equity based compensation begins 1 year after the grant date.

Stock option awards and LTIP Unit awards are determined primarily based on how the award’s grant date value relates to the officer’s total compensation and how the vesting and other aspects of the awards might incentivize performance.

Long-term compensation is primarily contingent on meeting performance goals and continued employment which are expected to be consistent with an increase in the long-term value of Essex’s common stock into which the LTIP Units are ultimately convertible.

Compensation element:	Why this element is included:	How the amount of this element is determined:	How this element fits in the overall program:
Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 100% of their base salary and bonus.	A tax planning benefit for executives.
Severance plan
For hiring and retaining executives, this element provides a reasonable level of continued economic benefit if a change of control and related termination occurs. As stated below under the caption “Severance and Other Benefits Upon Termination of Employment or Change of Control”, these payments provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change of control.

The element provides that in the event of a change of control and related involuntary termination within the period commencing 2 months preceding a change of control and ending 24 months after the change of control, executives receive two times their current annual salary and three-year average annual bonus, vesting acceleration of equity awards, continued insurance benefits and out placement services.
A supplement to the base salary and annual bonus arrangements, which addresses possible change of control situations.
Perquisites	Customary element necessary to hire and retain executives.	Generally based on perquisites being offered by comparable companies.	A supplement to the base salary.

Base Salaries. None of Essex’s executive officers have an employment agreement. Base salaries are viewed as a customary element necessary to hire and retain executive officers. Base salary and any changes in base salary are based on views of individual retention and/or performance factors and market data at peer companies, without benchmarking. For 2013, the Compensation Committee established base salaries in light of these considerations as well as subjective assessments of individual performance, scope of responsibilities, expertise and experience, and Essex’s financial performance and condition. Further, based on the results of the study performed by Mercer in 2012, the Compensation Committee increased the salary of the Chief Executive Officer by $100,000 per year effective April 1, 2013 which is slightly below the median of the peer group.

Executive	Salary 2012 ($)	Salary 2013 ($)	Percentage Change
Michael Schall, CEO	450,000	550,000	22.2%
Michael Dance, CFO	325,000	325,000	-
Craig Zimmerman, EVP	325,000	325,000	-
John Eudy, EVP	325,000	325,000	-
John Burkart, EVP	275,000	275,000	-

Annual Bonuses. Each named executive officer is eligible to earn an annual cash bonus based on the achievement of the operating performance budget approved by our Board and the meeting of performance goals during the year. The performance goals used for determining an officer’s annual bonus fall into one or more of the following categories, as determined by the Compensation Committee and by the CEO in his recommendations to the Compensation Committee:

•	individual performance;

•	corporate and business unit performance; and

•	the functions performed by the executive officer.

Each year, a target bonus amount is established for each named executive officer, and the sum of all target bonuses are included in the Essex annual business plan, which is approved by the Essex Board. To the extent that Essex does not meet its annual business plan targets and its results are less than the plan targets, the annual target bonus amounts can be reduced to a threshold amount.  In years that Essex exceeds its financial targets, the Compensation Committee has awarded the named executive officers annual bonuses that are as much as twice the individual’s target bonus amount.

The Targeted Non-Discretionary Incentive Bonus is tied to achieving corporate performance goals. Each executive is to be paid based on meeting objective corporate performance goals with a maximum opportunity of up to 200% of the targeted non-discretionary bonus if specific performance levels exceeded the objective corporate performance goals at levels consistent with Essex’s high end of its 2013 guidance.

Essex believes that FFO per share and Core Funds from Operations, or Core FFO, per share are the primary corporate performance measures. The Essex Board reviews and approves an annual FFO and Core FFO per share target. The Compensation Committee monitors management’s achievement of the set dollar amount target and on a relative basis (ranking in the top quartile of the multifamily REITs with respect to Core FFO per share growth). The target levels for the dollar amount of FFO and Core FFO per share change from year to year and are dependent on a number of factors, including expectations surrounding internal and external earnings, general economic conditions, real estate fundamentals and other specific circumstances facing Essex in the coming year. The Compensation Committee also establishes FFO and Core FFO goals that are consistent with the board approved operating plan for Essex. For 2013, the following specific goals were set for corporate performance:

1)	Same-property NOI growth of 7%, adjusted for dispositions;

2)	FFO per diluted share of $7.70; and Core FFO per diluted share of $7.55;

3)	Increase FFO with external growth investments consistent with the FFO guidance provided to common stock investors; and

4)	Actual results exceeding underwritten yields from 2011 and 2012 acquisitions and developments.

For 2013, same-property NOI growth was 7.4%; FFO per diluted share was $7.59, and after adjustments for non-core items was $7.60 per diluted share; aggregate FFO accretion from external growth investments exceeded the underwritten yields; and actual versus underwritten yields from 2011 and 2012 acquisitions and developments exceeded the underwritten yields. Thus, the actual results for these items generally exceeded the performance goals. For a discussion of the calculation of FFO, see “Item 6. Selected Financial Data” in our Form 10-K for the fiscal year ended December 31, 2013. The Compensation Committee considered the quantitative criteria above for the non-discretionary incentive bonus and based on the Company’s results the Compensation Committee concluded that 92% of the maximum non-discretionary incentive bonus was earned as the Company generally exceeded all its corporate performance goals.

The named executive officers equaled or exceeded approximately 180% of their performance targets and 98% of their discretionary targets in 2013.

A portion of each executive’s bonus for 2013 also relates to achievement of both objective and subjective individual factors, including the evaluation of the officer’s handling of his day-to-day responsibilities, and individual performance goals and, in some cases, business unit goals. For 2013, the primary individual-based bonus criteria were as follows:

•	Mr. Schall’s goals included achieving Essex’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results, establishing a career planning process for high impact employees, restructuring Essex’s economic research activities to improve the long term portfolio performance and other strategic initiatives.

•	Mr. Dance’s goals included achieving Essex’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results, overseeing the implementation of a human resource information system and improving Essex’s equity compensation programs consistent with best corporate governance practices.

•	Mr. Eudy’s goals included the initiation of two new development starts with projected capitalization rates representing an appropriate premium over acquisition capitalization rates and completing eight active development projects on time and on budget.

•	Mr. Zimmerman’s goals included allocating capital via acquisitions to the supply constrained markets with the best return potential and other investments at returns that exceed the cost of capital.

•	Mr. Burkart’s goals included identifying assets for renovations to improve their long term performance including unit upgrades to achieve targeted returns, the disposition of assets that are not expected to achieve the desired long term returns on investment, and to earn a minimum of a $3 million promote from the liquidation of Fund II.

The 2013 discretionary and non-discretionary bonuses for the named executive officers ranged from approximately 127% to 155% of their annual base salary amounts.  Payments for bonuses compared to targets in 2013 were as follows:

Executive	Actual Non- Discretionary Incentive Bonus ($)	Actual Discretionary Incentive Bonus ($)	Total Actual Incentive Bonuses ($)	Targeted Incentive Bonuses ($)	Maximum Aggregate Bonuses ($)
Michael Schall, CEO	460,526	240,000	700,526	500,000	750,000
Michael Dance, CFO	276,316	140,000	416,316	300,000	450,000
Craig Zimmerman, EVP	276,316	150,000	426,316	300,000	450,000
John Eudy, EVP	276,316	150,000	426,316	300,000	450,000
John Burkart, EVP	276,316	150,000	426,316	300,000	450,000

2014 Short-Term Incentive Award Opportunity

Executive	Targeted Discretionary Bonus ($)	Targeted Non- Discretionary Incentive Bonus ($)	Maximum Bonus ($)
Michael Schall, CEO	250,000	250,000	750,000
Michael Dance, CFO	200,000	150,000	500,000
Craig Zimmerman, EVP	200,000	150,000	500,000
John Eudy, EVP	200,000	150,000	500,000
John Burkart, EVP	200,000	150,000	500,000

The Targeted Non-Discretionary Incentive Bonus is tied to achieving corporate performance goals. Each executive will be paid based on meeting objective corporate performance goals with a maximum opportunity of up to 200% of the targeted non-discretionary bonus if specific performance levels exceed the objective corporate performance goals at levels above the midpoint of its 2014 guidance. The targeted corporate performance goals for 2014 are based on achievement of the board approved operating plan in the following areas:

1)	Same Property NOI growth of 6.5%, adjusted for dispositions;

2)	Core FFO per diluted share of $8.25; and

3)	Increase FFO with external growth investments consistent with the FFO guidance provided to common stock investors; and

4)	Actual results exceeding underwritten yields from 2012 and 2013 acquisitions and developments.

It should be noted that the foregoing are goals and should not in any way be considered to be a prediction, or guidance, by Essex as to its future results. The Targeted Discretionary Bonus, for each executive will be earned based on achievement of both objective and subjective factors, including the evaluation of the officer’s handling of his day-to-day responsibilities, and individual performance goals and, in some cases, business unit goals. For 2014, the primary individual-based bonus criteria for the payment of the Targeted Discretionary Bonus are as follows:

•	Mr. Schall’s goals include achieving the Company’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results, overseeing the integration of the merger with BRE with a unified management team that will improve the long term portfolio performance by deriving greater efficiency and benefits from the increased scale of the portfolio.

•	Mr. Dance’s goals include achieving the Company’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results and overseeing the new joint ventures created with certain of the BRE assets and identification and pursuit of the financial opportunities that will emanate from the BRE merger.

•	Mr. Eudy’s goals include the integration of the Essex and BRE development teams and the completion of the BRE and Essex development pipelines.

•	Mr. Zimmerman’s goals include allocating capital via acquisitions to the supply constrained markets with the best return potential resulting in over $300 million in acquisitions and other investments at returns that exceed the cost of capital.

•	Mr. Burkart’s goals include leading the integration team and overseeing all the systems integrations to derive greater efficiency and scale from the merger.

Retention Bonus Program. On January 27, 2014, upon recommendation of the Compensation Committee of the Essex Board and in light of the additional management time and effort necessary to close the BRE merger and integrate the two companies' operations, the Essex Board approved a merger bonus program for key Essex personnel (the "Retention Bonus Program"). Pursuant to the Retention Bonus Program, certain Essex personnel, including senior executive officers, will be eligible to receive a cash bonus if both the merger closes and the eligible executive remains employed at the applicable payment date. Essex is authorized to pay up to $8,000,000 in aggregate cash bonuses pursuant to the Retention Bonus Program.  Employees at the senior vice president level or higher will receive two-thirds of their bonus if they remain employed at the 12 month anniversary of the closing of the merger and the remaining one-third at the 18 month anniversary of the closing of the merger.

The table below sets forth the maximum amount that Essex is authorized to pay to each of its named executive officers pursuant to the Retention Bonus Program and is expected to be paid in 2015.

Executive	Bonus ($)
Michael Schall, CEO	550,000
Michael Dance, CFO	500,000
Craig Zimmerman, EVP	500,000
John Eudy, EVP	500,000
John Burkart, EVP	550,000

Long-Term Equity Incentives. The Essex long-term equity incentive program is designed to provide an opportunity for management to share in the value creation to stockholders. The Compensation Committee approves the granting of new equity based compensation awards as well as determining the performance criteria for the annual increases in the conversion ratio (equivalent to vesting) for Z-1 incentive unit awards and the terms of performance criteria for LTIP Units.

Prior to 2013, awards under the Essex long-term incentive program included restricted operating partnership units, referred to as “Z-1 incentive units”, were granted to designated executive officers in 2004, 2005, 2010 and 2011. These incentive units are convertible into limited partnership units of Essex LP, which are exchangeable for shares of Essex common stock. The conversion ratio generally starts at zero upon issuance of the awards and may increase up to 14% each year and up to 20% in certain circumstances in the year following their initial issuance, in which Essex meets the performance criteria set forth in the plan. The Compensation Committee may revise the criteria for increases in the conversion ratio to reflect different or additional parameters, objectives or performance measures if it determines that the funds from operations per share performance measure is no longer appropriate for establishing management objectives or that the target levels are no longer feasible in light of factors or circumstances outside of Essex’s control (such as general economic conditions, legal/regulatory changes, war or similar events). To change such criteria, the Compensation Committee must further determine that the revised criteria are, as a whole, comparable or more effective for analyzing the performance of Essex and incentivizing the executives and that such amended or revised criterion shall not be more difficult to achieve than the funds from operations target measure set forth in the plan. The sale of these incentive units is contractually prohibited; Z-1 incentive units are convertible into operating partnership common units which are exchangeable for shares of Essex common stock that may have marketability restrictions.

In December 2013, the Compensation Committee granted to each of Essex’s named executive officers stock options at an exercise price of $152.63 per share (the fair market value on the date of grant), vesting 20% on December 10, 2014 and 1/60th monthly thereafter. The Compensation Committee determined the relative amounts of these awards based primarily on considerations of how the grant date value of each award related to the total compensation of each officer, and how the long term vesting and incentive aspects of each award would incentivize Essex’s executive team to focus on longer term corporate performance. The Compensation Committee also made an overall subjective determination that the awards reflected an appropriate part of total compensation for the officers in light of the longer term value that might be realized from the awards if applicable performance targets are met.

On December 10, 2013, the Compensation Committee approved and granted awards to each of our named executive officers under the 2014 Long-Term Incentive Plan, which is a new performance-based, long-term incentive compensation program that is based on Essex’s total stockholder return. These awards (which we refer to as LTIP Units) are a new class of partnership interests in Essex Portfolio, L.P.  in which Essex is the general partner, and are intended to be utilized by Essex and Essex LP in its equity compensation programs in lieu of the Z-1 incentive units. Pursuant to the 2014 Long-Term Incentive Plan, each recipient was initially granted a number of LTIP Units, 90% of which are subject to performance-based vesting, and 10% of which are subject to service-based vesting based on continued employment. One-third of the performance-based vesting of the LTIP Units initially granted will be eligible to be earned by recipients based on Essex’s absolute total stockholder return and two-thirds will be eligible to be earned based on Essex’s relative total stockholder return, in each case, during a one-year performance period beginning on the initial grant date of the awards. The Compensation Committee granted 2014 Long-Term Incentive Plan Awards for the following amounts of LTIP Units, subject to performance-based and service-based vesting, to Essex’s named executive officers: Michael J. Schall—9,000 LTIP Units; Michael T. Dance—5,000 LTIP Units; John D. Eudy—5,000 LTIP Units; Craig K. Zimmerman—5,000 LTIP Units; and John F. Burkart—5,000 LTIP Units. For additional information regarding LTIP Units and the Long Term  Incentive Plan Awards, see the section below titled “Long Term Incentive Plan Awards.”

Nonqualified Deferred Compensation. Named executive officers are currently permitted to make elections to defer up to 100% of their base salaries and bonuses under Essex’s Deferred Compensation Plan. Essex believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit that enables named executive officers to defer income tax on deferred salary and bonus payments, even though Essex also defers the related deduction. Essex makes no matching contributions to the plan. Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.

Retirement Benefit. Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. Essex does not make any additional matching contributions to the officers’ accounts. Essex does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.

Severance and Other Benefits Upon Termination of Employment or Change of Control. Under the Essex Property Trust, Inc. Executive Severance Plan, which was amended and restated March 12, 2013, each of Essex’s named executive officers would be entitled to benefits defined under the plan if, within the period commencing two months prior to a change in control (as defined in the section titled “Potential Payments Upon Termination or Change of Control”) of Essex (if the termination were in connection with a change of control) and ending 24 months after a change of control, the individual’s employment is terminated by the employer for any reason other than cause (as defined in the plan), death or disability, or if the individual resigns for good reason (as defined in the plan).

The benefits in such event generally consist of:

•	severance payments of two times current annual base salary and two times the individual’s average annual bonus for the three calendar years preceding the change in control;

•	continuation of health, dental and life insurance for up to 24 months to be paid by Essex;

•	accelerated vesting of all outstanding, unvested equity-based compensation awards and Series Z-1 incentive units that are not assumed or substituted in connection with a change in control (the vesting will accelerate at the time of a change in control if such awards or units are not assumed or substituted in connection with a change in control of Essex) ; and

•	outplacement services provided at the cost of Essex.

 Severance payments and benefits are subject to withholding and other potential requirements of applicable income tax law. Individuals participating in the plan are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Section 280G of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

With respect to LTIP Units subject to performance-based vesting conditions granted as 2014 Long-Term Incentive Plan Awards, in the event of a change in control (as defined in the 2014 Long-Term Incentive Plan award agreements) during the performance period, the LTIP Units will be earned based on Essex’s performance from the beginning of the performance period through the date of the change in control, on an annualized basis. Under the 2014 Long-Term Incentive Plan Awards, if a recipient’s employment is terminated in circumstances constituting a “terminating event” (as defined in the 2014 Long-Term Incentive Plan award agreements), then all LTIP Units will fully vest upon such termination; provided that such LTIP Units will remain subject to performance-based vesting if such termination occurs before performance-based vesting has been determined. A terminating event, generally, includes termination of employment by Essex other than for “cause” (as defined in the 2014 Long-Term Incentive Plan award agreements) or upon death or disability or by the recipient for “good reason” (as defined in the 2014 Long-Term Incentive Plan award agreements) that occurs, in either event, in connection with or within 24 months after a change in control, as all such terms are defined in the 2014 Long-Term Incentive Plan Award agreements.

The Compensation Committee believes that these provisions in the Executive Severance Plan and 2014 Long- Term Incentive Plan Awards provide a reasonable level of continued economic benefit to the named executive officer if a change of control and related termination event were to occur, are a reasonable balance to the at will nature (and lack of fixed terms) of employment for the officers, and provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change of control. The Compensation Committee also believes that the 2 years’ cash severance payment, the accelerated vesting of equity awards and other reasonable severance benefits, together with the absence of a tax “gross-up” provision, is in line with or provides lesser benefits than the scope of change of control benefits offered by many companies the Compensation Committee considers to be comparable. Generally, the existence of this plan, and the potential benefits to executive officers under it, does not affect the annual determination of an executive officer’s base salary, cash bonus or long-term incentive unit grants.

Life insurance and perquisites. Named executive officers receive automobile allowances or leased automobiles, automobile insurance, annual DMV renewals, health and dental insurance and payment of life insurance premiums. The Compensation Committee believes that such perquisites are comparable to, or less than, what are provided by comparable companies.

Tax and Accounting Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits Essex from deducting compensation in excess of $1 million for certain executive officers unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Essex 2013 Stock Award and Incentive Compensation Plan are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The Compensation Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws. However, the Compensation Committee reserves the right to design programs that incorporate a full range of performance criteria important to Essex’s success, even where compensation payable under such programs may not be deductible.

Under the incentive program involving the issuance of LTIP Units of limited partnership interests in Essex LP, vesting in the units is based on performance criteria established in the plan. The estimated fair value of a unit is determined on the grant date using Monte Carlo simulations under a risk-neutral premise and considers Essex’s current stock price, the unpaid dividends on unvested units and the discount factor for 10 years of illiquidity.

Stock ownership guidelines. The company has stock ownership guidelines that require executives to acquire and hold a certain amount of company shares and all named executive officers were in compliance with such guidelines as of December 31, 2013.

Compensation Recovery Policy. The Company’s Board of Directors will, to the extent permitted by applicable law, have the authority to make retroactive adjustments to any bonus or other incentive-based or equity-based compensation paid to an executive officer of the Company, where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, where such restatement was due to the material non-compliance by the Company, as a result of misconduct, with any financial reporting requirement.  Where applicable, such officer shall be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12-month period following the filing with the SEC of the financial document embodying such financial reporting requirement.

Compensation Committee Report

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)  except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC. The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

Members of the Compensation Committee

David W. Brady
Byron A. Scordelis
Gary P. Martin

Summary Compensation Table

The following table summarizes compensation information for our named executive officers for our year ended December 31, 2013, which we refer to as “2013”, December 31, 2012, which we refer to as “2012”, and December 31, 2011, which we refer to as “2011”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Michael J. Schall Director, President and Chief Executive Officer	2013	550,000	240,000	460,526	583,290	319,200	13,609	2,166,625
	2012	450,000	180,000	400,000	-	646,800	13,647	1,690,447
	2011	350,000	475,000	-	418,200	269,800	11,260	1,524,260
Michael T. Dance Executive Vice President and Chief Financial Officer	2013	325,000	140,000	276,316	324,050	159,600	14,130	1,239,096
	2012	325,000	135,000	300,000	-	199,920	14,168	974,088
	2011	300,000	375,000	-	167,280	168,625	13,556	1,024,461
John D. Eudy Executive Vice President, Development	2013	325,000	150,000	276,316	324,050	159,600	13,439	1,248,405
	2012	325,000	142,500	300,000	-	199,920	13,527	980,947
	2011	300,000	375,000	-	167,280	168,625	14,083	1,024,988
Craig K. Zimmerman Executive Vice President, Acquisitions	2013	325,000	150,000	276,316	324,050	159,600	13,377	1,248,343
	2012	325,000	142,500	300,000	-	199,920	13,423	980,843
	2011	300,000	375,000	-	167,280	168,625	13,600	1,024,505
John F. Burkart Executive Vice President, Asset Management	2013	275,000	150,000	276,316	324,050	159,600	13,351	1,198,317
	2012	275,000	123,500	260,000	-	176,400	13,427	848,327
	2011	250,000	350,000	-	585,480	67,450	14,165	1,267,095

(1)	These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards granted for the year indicated. The 2011 stock awards and 2014 Long-Term Incentive Plan Awards (granted December 10, 2013) are subject to performance conditions, and the grant date fair value of these awards is based on the probable outcome of the performance conditions calculated in accordance with ASC Topic 718. These dollar amounts do not represent payments actually received by the officers.

•	These awards consist of (i) for 2013, stock option awards and the 2014 Long-Term Incentive Plan Awards (described in the Grant of Plan-Based Awards table below) (ii) for 2012, stock option awards and (iii) for 2011, stock option awards and Series Z-1 incentive unit awards.

•	The grant date fair value of the performance-based stock awards granted in 2011 based on the maximum level of performance is as follows: $418,200 for Mr. Schall, $167,280 for Mr. Dance, $167,280, for Mr. Eudy, $167,280 for Mr. Zimmerman, and $585,480 for Mr. Burkart.

•	The grant date fair value of the 2014 Long-Term Incentive Plan Awards based on the maximum level of performance is as follows: $583,290 for Mr. Schall, $324,050 for Mr. Dance, $324,050 for Mr. Eudy, $324,050 for Mr. Zimmerman, and $324,050 for Mr. Burkart.

•	The methodology used to calculate the values of the 2013 stock option awards and 2014 Long-Term Incentive Plan Awards is consistent with the methodology set forth in the Note 13 of the Notes to Consolidated Financial Statements in Essex’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	For 2013, these amounts include the named executive officers’ respective perquisites limited to Company provided leased automobiles or automobile allowances, and payments of life insurance premiums of $330, for Mr. Schall, Mr. Dance, Mr. Eudy, Mr. Zimmerman, and Mr. Burkart, respectively.

Risk Assessment in Compensation Programs

The Compensation Committee regularly reviews the Essex’s compensation programs, policies and practices to assess whether they create excessive or unintended significant risk to the Company. Although the Committee reviews all executive compensation programs, it focuses on those programs with variability of payout, and reviews the ability of a participant to directly affect payout, the controls on participant action and actual payouts. Essex supports the use of base salary and performance-based compensation in its executive compensation programs.

The Committee does not believe Essex’s compensation programs encourage employees to take unnecessary or excessive risks. The following features of the compensation programs help to mitigate risk taking:

•	A mix of short- and long-term compensation, particularly incentive compensation, to encourage employees to focus on goals consistent with the long-term interests of Essex stockholders.

•	Short-term incentives in the form of an annual cash bonus based on FFO and NOI.

•	Stock ownership guidelines that encourage executives to retain significant amounts of Essex common stock, thereby aligning the long-term interests of management with those of the stockholders.

•	Long-term incentives including LTIP units earned based on Essex’s total stockholder return, and stock options with appreciation caps that reward longer-term financial performance consistent with the interests of Essex’s stockholders.

•	A policy that prohibits executives from participating in investment strategies that represents a direct hedge of the economic risk of owning Essex’s stock. The policy also restricts to a certain degree executives and directors from pledging stock of the Company.

The Compensation Committee also believes that Essex’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are addressed by effective internal controls and the risk management practices of Essex, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Grants of Plan-Based Awards for 2013

The following table shows all plan-based awards which Essex granted to the named executive officers during 2013.  The equity awards are also reported in the Outstanding Equity Awards table on page 35.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(4)
Schall	12/10/2013	8,100	900	-	-	583,270
	12/10/2013	-	-	20,000	152.63	319,200
Dance	12/10/2013	4,500	500	-	-	324,050
	12/10/2013	-	-	10,000	152.63	159,600
Eudy	12/10/2013	4,500	500	-	-	324,050
	12/10/2013	-	-	10,000	152.63	159,600
Zimmerman	12/10/2013	4,500	500	-	-	324,050
	12/10/2013	-	-	10,000	152.63	159,600
Burkart	12/10/2013	4,500	500	-	-	324,050
	12/10/2013	-	-	10,000	152.63	159,600

(1)	Represents LTIP Units granted pursuant to the 2014 Long-Term Incentive Plan Awards that are subject to both performance-based vesting and service-based vesting based on continued employment. One-third of the number of LTIP Units in this column will be eligible to be earned by recipients based on Essex’s absolute total stockholder return, one-third based on Essex’s relative total stockholder return compared to the SNL U.S. Equity REIT Index, and one-third based on Essex’s relative total stockholder return compared to the SNL U.S. REIT Multifamily Index, in each case, during a one-year performance period beginning on the initial grant date of the awards. LTIP Units earned based on the performance criteria set forth above will remain subject to service-based vesting, with 25% of the LTIP Units earned vesting on each of the first four anniversaries of the initial grant date, subject to the executive’s continued employment through such dates. For a description of the LTIP Units and the 2014 Long-Term Incentive Plan Awards, see “—Long-Term Incentive Plan Awards”.

(2)	Represents LTIP Units granted pursuant to the 2014 Long-Term Incentive Plan Awards that are subject to service-based vesting only. These LTIP Units vest 25% on each of the first four anniversaries of the grant date, subject to the executive’s continued employment through each such vesting date. For a description of the LTIP Units and the 2014 Long-Term Incentive Plan Award, see “—Long-Term Incentive Plan Awards”.

(3)	The shares underlying 20% of these options will vest on December 10, 2014, and shares underlying 1/60th of the options shall vest on each monthly anniversary thereafter, subject to continued employment through each such vesting date.

(4)	These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 as described in footnote 1 to the Summary Compensation Table above.

Minimum Vesting Period

The 2013 and future grants of equity awards to executive officers are expected to have a minimum vesting period of one year.

Long Term Incentive Plan Awards

On December 10, 2013, Essex, as general partner of Essex Portfolio, L.P., which we refer to Essex LP, executed the Third Amended and Restated Agreement of Limited Partnership of Essex LP, which we refer to, as amended, as the Partnership Agreement, which amended and restated the Second Amended and Restated Agreement of Limited Partnership of Essex LP, as previously amended. This amendment established the terms of a new class of partnership interests designated as LTIP Units, which are intended to be utilized by Essex and Essex LP in its equity compensation programs in lieu of the Z-1 incentive units.

LTIP Units are structured to qualify as “profits interests” for U.S. federal income tax purposes. As profits interests, LTIP Units initially will not have full parity, on a per-unit basis, with Essex LP common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with Essex LP common units and therefore accrete to an economic value for the participant equivalent to Essex LP common units. This accretion to parity is driven, in part, by partnership tax rules and is based on the book capital account associated with LTIP Units for tax purposes. Generally, the book capital account associated with LTIP Units when they are initially issued is zero. Economic parity is reached when the book capital account of the LTIP Units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership agreement and applicable federal tax regulations include the issuance or redemption by Essex LP of more than a de minimis amount of partnership units. If such parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into Essex LP common units, which in turn may be converted by the holder for shares of Essex common stock on a one-for-one basis. Whether or not such parity has been achieved, LTIP Units will entitle the holder to receive regular or other non-liquidating distributions per unit from Essex LP that are equivalent to the dividends and distributions per share that would be made with respect to the number of shares of common stock of Essex underlying such LTIP Units multiplied by the sharing percentage specified in the award agreement for such LTIP Units.

On December 10, 2013, the Compensation Committee approved and granted LTIP Unit awards, which we refer to as the 2014 Long-Term Incentive Plan Awards, to each of Essex’s named executive officers pursuant to a new performance-based, long-term incentive compensation program that is based on Essex’s total stockholder return (“TSR”). Pursuant to the 2014 Long-Term Incentive Plan Awards, each recipient was initially granted a number of LTIP Units, 90% of which are subject to performance-based vesting, and 10% of which are subject to service-based vesting based on continued employment. One-third of the performance-based vesting of the LTIP Units initially granted will be eligible to be earned by recipients based on Essex’s TSR and two-thirds will be eligible to be earned based on Essex’s relative TSR, in each case, during a one-year performance period beginning on the initial grant date of the awards.

For 2014, TSR is calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, assuming reinvestment of dividends, to the closing stock price on December 10, 2013. The LTIP Units subject to performance based vesting will be earned in the following manner:

Description of Plan Components	Performance base awards	Threshold(1)	Maximum
Absolute TSR	30%	4.0%	7.0%
SNL U.S. Equity REIT Index relative to TSR(2)	30%	0.0%	2.0%
SNL U.S. REIT Multifamily Index relative toTSR (3)	30%	0.0%	2.0%

Percentage of award earned		50%	100%

(1)	If the threshold levels are not achieved, there are no units awarded for the performance criterion.

(2)	SNL U.S. Equity REIT Index relative to TSR means the difference (express in basis points), be it positive or negative, obtained by subtracting the SNL U.S. Equity REIT Index return during the performance period from Absolute TSR during the performance period.

(3)	SNL U.S. REIT Multifamily Index relative to TSR means the difference (express in basis points), be it positive or negative, obtained by subtracting the SNL U.S. REIT Multifamily Index return during the performance period from Absolute TSR during the performance period.

LTIP Units earned based on the criteria set forth above will remain subject to service-based vesting, with 25% of the LTIP Units earned vesting on each of the first four anniversaries of the initial grant date, subject to the recipient’s continued employment through such dates. The Compensation Committee determined the relative amounts of these awards based primarily on considerations of how the grant date value of each award related to the total compensation of each officer, and how the long term vesting of each award would incentivize Essex’s executive team to focus on longer term corporate performance.

In the event of a “change in control” (as defined in the 2014 Long-Term Incentive Plan award agreements) during the performance period, the LTIP Units will be earned based on Essex’s performance from the beginning of the performance period through the date of the change in control, on an annualized basis.

If a recipient’s employment is terminated in circumstances constituting a “terminating event” (as defined in the 2014 Long-Term Incentive Plan award agreements), then all LTIP Units will fully vest upon such termination; provided that such LTIP Units will remain subject to performance-based vesting if such termination occurs before performance-based vesting has been determined. A terminating event, generally, includes termination of employment by Essex other than for “cause” (as defined in the 2014 Long-Term Incentive Plan award agreements) or upon death or disability or by the recipient for “good reason” (as defined in the 2014 Long-Term Incentive Plan award agreements) that occurs, in either event, in connection with or within 24 months after a change in control.

Before LTIP Units are earned, recipients are only entitled to receive distributions on the LTIP Units subject to service-based vesting. After LTIP Units subject to performance-based vesting are earned, recipients will be entitled to receive distributions on the LTIP Units that are earned equal to the dividends and distributions per share that would be made with respect to the number of shares of common stock of Essex underlying such earned LTIP Units. LTIP Units are nontransferable by the grantee for 10 years after the grant date with the exception of certain “hardship” events as defined.

The Compensation Committee granted 2014 Long-Term Incentive Plan Awards for the following amounts of LTIP Units, subject to performance-based and service-based vesting, to Essex’s named executive officers: Michael J. Schall—9,000 LTIP Units; Michael T. Dance—5,000 LTIP Units; John D. Eudy—5,000 LTIP Units; Craig K. Zimmerman—5,000 LTIP Units; and John F. Burkart—5,000 LTIP Units.

Executive Severance Plan

We discuss our executive severance plan and related quantitative disclosure based on assumed triggering events below under the heading “Potential Payments Upon Termination or Change Of Control” below.

Outstanding Equity Awards at December 31, 2013

The following table shows all outstanding equity awards held by the named executive officers at the end of 2013:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Schall	-	20,000	(2)	152.63	12/10/2023
	16,500	38,500	(3)	143.03	12/11/2019
	10,000	10,000	(4)	132.03	12/6/2021
						900	(5)	129,159
									12,053	(6)	1,717,673
									8,100	(7)	1,162,431
Dance	-	10,000	(2)	152.63	12/10/2023
	5,100	11,900	(3)	143.03	12/11/2019
	6,250	6,250	(4)	132.03	12/6/2021
						500	(5)	71,755
									7,955	(6)	1,133,667
									4,500	(7)	645,795
Eudy	-	10,000	(2)	152.63	12/10/2023
	5,100	11,900	(3)	143.03	12/11/2019
	6,250	6,250	(4)	132.03	12/6/2021
						500	(5)	71,755
									8,792	(6)	1,252,948
									4,500	(7)	645,795
Zimmerman	-	10,000	(2)	152.63	12/10/2023
	5,100	11,900	(3)	143.03	12/11/2019
	6,250	6,250	(4)	132.03	12/6/2021
						500	(5)	71,755
									8,792	(6)	1,252,948
									4,500	(7)	645,795
Burkart	-	10,000	(2)	152.63	12/10/2023
	4,500	10,500	(3)	143.03	12/11/2019
	2,500	2,500	(4)	132.03	12/6/2021
						500	(5)	71,755
									10,492	(6)	1,495,215
									4,500	(7)	645,795

(1)	As it relates to the 2013 grants, amount based on the closing price of Essex common stock on the NYSE on December 31, 2013, of $143.51. For awards granted prior to 2013, the value is based on $143.51 multiplied by the number of units acquired on vesting, less $1.00 per unit capital contributions.

(2)	20% of these options will vest on December 10, 2014, and 1/60th of these options will vest on each monthly anniversary thereafter, subject to continued employment through each such vesting date.

(3)	10% of these options vested on December 11, 2012, the date of the grant, and therefore 20% of these options will vest each year through 2016 with the remaining 10% vesting in 2017.

(4)	10% of these options vested on December 6, 2011, the date of the grant, and therefore 20% of these will vest each year through 2015 with the remaining 10% vesting in 2016.

(5)	Represents LTIP Units granted pursuant to the 2014 Long-Term Incentive Plan Awards that are subject to service-based vesting only. These LTIP Units vest 25% on each of the first four anniversaries of the grant date, subject to the executive’s continued employment through each such vesting date.

(6)	Represents Z-1 incentive units, approximately 14% of which vested in 2013.

(7)	Represents a number of LTIP Units, based on achieving the maximum levels of performance, granted pursuant to the 2014 Long-Term Incentive Plan Awards that are subject to both performance-based vesting and service-based vesting based on continued employment. One-third of the number of LTIP Units in this column will be eligible to be earned by recipients based on the Company’s absolute total stockholder return and two-thirds of the number of LTIP Units in this column will be eligible to be earned based on the Company’s relative total stockholder returned compared to the indices set forth above in the section titled “Long Term Incentive Plan Awards,” in each case, during a one-year performance period beginning on the initial grant date of the awards. LTIP Units earned based on the performance criteria set forth above will remain subject to service-based vesting, with 25% of the LTIP Units earned vesting on each of the first four anniversaries of the initial grant date, subject to the executive’s continued employment through such dates.

Option Exercises and Stock Vested for 2013

The following table shows for 2013 the number of shares acquired upon vesting of stock awards and value realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Schall	-	-	3,862	550,345
Dance	-	-	1,820	259,368
Eudy	-	-	3,075	438,204
Zimmerman	-	-	3,075	438,204
Burkart	-	-	3,206	456,951

(1)	Stock awards consist of Z-1 incentive units; the amounts reflect the increase in conversion ratio as of January 1, 2014 and December 10, 2013, respectively.

(2)	The value is based on the closing price of Essex common stock on the NYSE on December 31, 2013 of $143.51 multiplied by the number of units acquired on vesting, less the $1.00 per unit capital contribution.

Nonqualified Deferred Compensation

The named executive officers are currently eligible to participate in the Essex Portfolio, L.P. 2005 Deferred Compensation Plan, which is referred to herein as the “2005 deferred compensation plan.” The 2005 deferred compensation plan, which was adopted on December 2, 2008 and replaced an older plan, to comply with Section 409A of the Internal Revenue Code. Under the deferred compensation plan, eligible employees, which include the named executive officers of Essex, may elect in accordance with plan procedures to defer up to 100% of their base salary and up to 100% of their cash bonus (and other cash compensation) in any year, in each case, after taking into effect reductions due to income and payroll tax withholding and contributions to benefits plans. Essex does not currently make company matching contributions, although the plan allows Essex to make a discretionary contribution. Deferral elections under the 2005 deferred compensation plan must generally be made by December 15th of the calendar year proceeding the calendar year in which the compensation that is to be deferred is scheduled to be earned.

Distributions of the deferred accounts under the 2005 deferred compensation plan are made on the earliest of (1) the participant’s “separation from service,” as defined in the plan, (2) a “change in control,” as defined in the plan or (3) a date specified by the participant at the time the deferral election was made. The distributions are payable in a lump sum, except that a participant may elect a payout of amounts exceeding $150,000 as of the distribution date over a period of 5, 10 or 15 annual installments. Distributions under the 2005 deferred compensation plan payable to a “key employee” (as defined in the plan) in connection with a separation from service will be delayed for six months (to the extent required to comply with Section 409A of the Internal Revenue Code).

Under the plans, the earnings in an officer’s account are based on investment earnings (or losses) equal to the actual net investment earning or losses experienced by the investment selected by the participant. Accordingly, any earnings are based solely upon the investment allocations directed by the officer. Essex does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan. Under the investment policies of the plans, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded on US public markets. However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the US market. The plans do not impose specific limitations on the frequency of investment selections or changes in investments.

Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account, which account is maintained by Essex with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer. The plan administrator will not monitor a participant’s investment instructions, but it may require the participant to liquidate an investment that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or Essex’s brokerage account agreement. The following table provides information concerning compensation deferred under the prior deferred compensation plan and the 2005 deferred compensation plan by the named executive officers as of the end of 2013.

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings/(Losses) in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2013 ($)
Schall	-	-	202,636	-	2,683,825
Dance	-	-	-	-	-
Eudy	-	-	616	-	320,207
Zimmerman	-	-	-	-	-
Burkart	-	-	13	-	433,359

Potential Payments upon Termination or Change of Control

Essex maintains an executive severance plan, which was amended and restated effective March 12, 2013, that covers the officers and members of senior management of Essex who are selected by the Essex Board and employees who were participating in the plan as of March 12, 2013, which includes, among others, Messrs. Schall, Dance, Eudy, Zimmerman and Burkart.

The plan provides that if within the period commencing 2 months prior to a change of control of Essex and ending 24 months thereafter, Essex terminates without “cause” any officer covered by the plan or the officer terminates his or her employment for “good reason,” (as these terms are defined in the plan), Essex will pay the officer an amount equal to twice such officer’s current annual base salary, twice such officer’s three-year average annual bonus, pay for up to 24 months’ of health, dental and life insurance premium benefits and outplacement services, and the equity awards to purchase common stock and Series Z-1 incentive unit awards held by the officer will fully vest and become exercisable. The severance amounts are payable in one lump sum within 31 days following the termination date, except that payments to officer who are “specified employees” at the time of payment will be subject to a 6-month delay. “Good reason” includes a number of circumstances including a substantial adverse change in the officer’s authority, duty or power, a reduction in annual base salary, annual bonus opportunity or certain employee benefits, certain relocations, failure to pay amounts owed to the officer, or a material breach by Essex under the plan.  Severance payments and benefits are subject to withholding and other potential requirements of applicable income tax law. Individuals participating in the plan are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Section 280G of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

A “change of control” under the executive severance plan is generally defined as: (a) the acquisition by any person or entity, together with all of their respective affiliates or associates, of securities representing 30 percent or more of the combined voting power of Essex’s then outstanding securities having the right to vote, (b) the persons who, as of March 12, 2013, constituted Essex Board (or the incumbent directors) cease to constitute a majority of such directors, provided that a person becoming a director subsequent to March 12, 2013 shall be considered an incumbent director if the person’s election was approved by a vote of a majority of the incumbent directors, or (c) the consummation of any consolidation or merger of Essex where the stockholders of Essex, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger.

With respect to LTIP Units subject to performance–based vesting conditions granted as 2014 Long-Term Incentive Plan Awards, in the event of a change in control during the performance period, the LTIP Units will be earned based on Essex’s performance from the beginning of the performance period through the date of the change in control, on an annualized basis.  Under the 2014 Long-Term Incentive Plan Awards, if a recipient’s employment is terminated in circumstances constituting a “terminating event” (as defined in the 2014 Long-Term Incentive Plan award agreements), then all LTIP Units will fully vest upon such termination; provided that such LTIP Units will remain subject to performance-based vesting if such termination occurs before performance-based vesting has been determined. A terminating event, generally, includes termination of employment by Essex other than for “cause” or upon death or disability or by the recipient for “good reason” that occurs, in either event, in connection with or within 24 months after a change in control.  The 2014 Long-Term Incentive Plan award agreements define a termination for “cause”, a termination by the recipient for “good reason”, and a change in control with generally the same meanings as such terms are defined under the executive severance plan, as described above.

The table below illustrates hypothetical payments under the executive severance plan as if a change of control had occurred on December 31, 2013 and a defined termination occurred on such date:

Name	Payment for 2X Annual Salary/Bonus ($)	24 months of benefits ($)	Value of Accelerated Equity Awards (including LTIP Units) ($)	Total (1) ($)
Schall	2,270,351	22,000	3,142,643	5,434,994
Dance	1,467,544	22,000	1,928,679	3,418,223
Eudy	1,479,211	22,000	2,047,903	3,549,114
Zimmerman	1,479,211	22,000	2,047,903	3,549,114
Burkart	1,323,211	22,000	2,246,476	3,591,687

(1)	The total does not include: (i) available balances under the nonqualified deferred compensation plan table preceding this table, (ii) any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination, or (iii) the proceeds of insurance policies paid by insurance companies in the event of death or disability.

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price For Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Plans (#)
Equity compensation plans approved by security holders:
Stock Incentive Plans	745,988	133.37(1)	1,156,137
Equity compensation plans not approved by security holders:
Series Z-1 incentive units (2)	217,071	N/A	68,792
Total	963,059	-	1,224,929

(1)	This weighted average price amount applies only to options granted under the Company’s 1994, 2004 and 2013 plans.

(2)	Includes convertible Series Z-1 incentive units, as described above.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee of the Board of Directors consists of Messrs. Brady and Randlett and Ms. Sears. Mr. Randlett serves as Chairman of the Committee.  The Board of Directors has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, as currently applicable to the Company.

The Audit Committee operates under a written charter approved by the Board of Directors. Stockholders may access this charter at the Company’s Internet website at www.essexpropertytrust.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the processes relating to the Company’s auditing, accounting and financial reporting as of December 31, 2013.  The Audit Committee annually approves the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal control over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal control over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.

The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2013 and effectiveness of internal control over financial reporting as of December 31, 2013 audited by KPMG LLP, the Company’s independent registered public accounting firm.  The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by rules adopted by the Public Company Accounting Oversight Board.  The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of KPMG LLP with the audit committee concerning independence, and has discussed with KPMG LLP its independence.  Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

The Audit Committee also has recommended the approval, subject to stockholder ratification, of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Members of the Audit Committee
David W. Brady
Thomas E. Randlett, Chairman
Janice L. Sears

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

The Company has adopted written related party transaction guidelines that are intended to cover transactions in which the Company (including entities it controls) is a party and in which any “related person” has a direct or indirect interest.  A “related person” means any Essex director, director nominee, or executive officer, any beneficial owner of more than 5% of Essex outstanding common stock, and any immediate family member of any of the foregoing persons.  A related person may be considered to have an indirect interest in a transaction if he or she (i) is an owner, director, officer or employee of or otherwise associated with another company that is engaging in a transaction with Essex, or (ii) otherwise, through one or more entities or arrangements, has an indirect financial interest in or personal benefit from the transaction.

The related person transaction review and approval process is intended to determine, among any other relevant issues, the dollar amount involved in the transaction; the nature and value of any related person’s direct or indirect interest (if any) in the transaction; and whether or not (i) a related person’s interest is material, (ii) the transaction is fair, reasonable, and serves the best interest of Essex and its shareholders, and (iii) whether the transaction or relationship should be entered into, continued or ended.

Generally:

•	the Audit Committee of the Essex Board of Directors (the "Board") will review single related person transactions up to $75 million and determine whether or not to approve the transaction, prior to the Company committing to the transaction.

•	the Audit Committee and the Board's Nominating and Corporate Governance Committee will jointly review a single related person transaction in excess of $75 million or related person transactions that in the aggregate exceed $100 million in any calendar year, and such transaction shall be approved by each Committee, prior to the Company committing to the transaction.

These transactions may also be ratified by such Committee or Committees no later than their next regularly scheduled meetings.

The guidelines also list types of related person transactions that are governed by specific approval procedures:

•	Routine Transactions up to $1,000,000 that might involve a related person: generally transactions with a related person for ordinary course goods or services with established pricing practices, such as broker commissions for listing or buying properties, do not require prior committee approval but are to be reported to the Audit Committee for ratification.

•	Property Transactions: the acquisition or disposition of properties that may involve a related person are governed by the general approval procedure set forth above for transactions at the $75 million and $100 million thresholds (with associated Audit Committee, or Audit Committee and Nominating and Corporate Governance Committee approval, or ratification), except that the guidelines list specified information relating to acquisitions or dispositions to be provided to the reviewing committee(s), including a description of the related person's direct or indirect interest in the transaction, the underwriting process, risk and mitigation information, the property marketing process, and analysis of comparable transactions, valuation or other relevant metrics. For two years after an acquisition involving a related person, the Audit Committee will receive reports concerning actual versus underwritten performance.

•	Preferred Equity/Subordinate Debt Transactions: these types of transactions with a related person, regardless of the amount involved, must be approved or ratified by both the Audit Committee and Nominating and Corporate Governance Committee. The committees must be provided information concerning the proposed transaction that is comparable to that set forth above for property transactions, and reports must be made to the Audit Committee quarterly as to the status of the transaction and promptly as to any default or similar event. Unless otherwise approved by the Board of Directors, the amount outstanding under, or invested pursuant to, all preferred equity/subordinate debt transactions involving the same related person may not exceed $50 million.

The guidelines also state that the Board is to be annually provided a report of the related person transactions that have been entered into since the date of the last such report to the Board.

Agreements between Mr. Marcus and the Company

George Marcus, the Company’s Chairman, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (1) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (2) that he will not divulge any confidential or proprietary information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (3) that he will absent himself from any and all discussions by the Company’s Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

Other Transactions

Essex’s Chairman and founder, George Marcus, is the Chairman of the Marcus & Millichap Company, referred to as MMC, which is a holding company of a diversified group of real estate service, investment and development firms. Mr. Marcus is also the Co-Chairman of Marcus & Millichap, Inc., referred to as MMI, and Mr. Marcus owns a controlling interest in MMI. MMI is a national brokerage firm listed on the NYSE that underwent its initial public offering in 2013.

Essex Apartment Value Fund II, L.P., referred to as Fund II, paid brokerage commissions totaling $0.6 million and $0.4 million, respectively, to an affiliate of MMI related to the sales of properties in 2013 and 2012, respectively, and Fund II did not pay any such brokerage commissions during 2011, and no brokerage commissions were paid by Essex to MMI or its affiliates during 2013, 2012 and 2011.

During the third quarter of 2010, Essex invested $12.0 million as a preferred equity interest investment in a related party entity that owns a 768 unit apartment community in Anaheim, California. The entity that owns the property is an affiliate of MMC. Essex’s independent directors (other than Mr. Marcus) approved the investment in this entity. The preferred return for this investment during the first five years was 13% per annum. In the third quarter of 2013, Essex restructured the terms of the preferred equity investment, reducing the rate from 13% to 9%, while extending the maximum term by one year. Essex recorded $0.4 million of income related to the restructured investment. Independent members of the Essex Board that serve on the Nominating and Corporate Governance and Audit Committees approved the restructuring of the investment in this entity.

During January 2013, Essex invested $8.6 million as a preferred equity interest investment in an entity affiliated with MMC that owns an apartment development in Redwood City, California. The investment has a preferred return of 12% and matures in January 2016. Independent members of the Essex Board that serve on the Nominating and Corporate Governance and Audit Committees approved the investment in this entity.

During the third quarter of 2012, Essex invested $14.0 million as a preferred equity interest investment in an entity affiliated with MMC that owns an apartment community in Cupertino, California. The investment has a preferred return of 9.5% and matures in May 2016. Essex will invest an additional $4.0 million in preferred equity to fund renovation costs. Independent directors (other than Mr. Marcus) on the Essex Board approved the investment in this entity.

Also, during the third quarter of 2012, Essex acquired Montebello, a 248 unit apartment community in Kirkland, Washington for $52.0 million from an entity affiliated with MMC, and Wesco I, LLC acquired Riley Square (formerly Waterstone Santa Clara), a 156 unit apartment community in Santa Clara, California for $38.3 million from an entity affiliated with MMC. Independent directors (other than Mr. Marcus) on the Essex Board approved the acquisitions of Montebello and Riley Square.

During the first quarter of 2010, an Executive Vice President of Essex invested $4.0 million for a 3% limited partnership interest in a partnership with Essex that owns Essex Skyline at MacArthur Place. The Executive Vice President’s investment is equal to a pro-rata share of the contributions to the limited partnership. The Executive Vice President’s investment also receives pro-rata distributions resulting from distributable cash generated by the property if and when distributions are made.

On December 10, 2013, the Company, as general partner of Essex Portfolio, L.P. (“Essex LP”), the operating partnership of the Company, executed the Third Amended and Restated Agreement of Limited Partnership of Essex LP (as amended, the “Partnership Agreement”) with the consent of certain limited partners party thereto, which amended and restated the Second Amended and Restated Agreement of Limited Partnership of Essex LP, as previously amended (the “Prior Partnership Agreement”). The Partnership Agreement amended the Prior Partnership Agreement to establish the terms of a new class of partnership interests designated as LTIP Units, which are intended to be utilized by the Company and Essex LP in its equity compensation programs in lieu of the Series Z-1 Incentive Units.  The Partnership Agreement also amended the Prior Partnership Agreement to, among other things, (i) provide for a perpetual term for Essex LP, (ii) eliminate the 30-year time limit (from the date of the Company’s initial public offering in 1994) for holders of existing Essex LP common units to exercise their conversion rights for common stock of the Company, (iii) permit Essex LP to issue partnership units for past or future services, (iv) eliminate or revise a number of the limited partners’ notice and informational rights and (v) make certain other amendments.  Limited partnership interests in Essex LP are held by Messrs.  Marcus, Guericke and Schall, who are directors of the Company, and by the executive officers of the Company.  See “Security Ownership of Certain Beneficial Owners and Management”, which sets forth the amounts of such ownership interests.  These December 2013 amendments to the Prior Partnership Agreement were approved by the independent directors of the Company, other than Mr. Marcus.

*  *  *

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013, and has been appointed by the Audit Committee and the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.

Unless marked to the contrary, proxies received will be voted FOR ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.

FEES PAID TO KPMG LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and 2012 and fees billed for other services rendered by KPMG LLP during those periods:

	2013	2012
Audit Fees (1)	$1,308,923	$1,227,450
Audit-Related Fees (2)	270,900	221,500
Tax Fees (3)	-	-
All Other Fees (4)	-	-
Total	$1,579,823	$1,448,950

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of internal control over financial reporting as of the end of the year, reviews of the interim consolidated financial statements included in quarterly reports, comfort letters to underwriters, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of audit fees paid by unconsolidated joint ventures of the Company.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning for both federal and state income taxes. There were no fees in this category incurred in 2013 or 2012.

(4)	All Other Fees consist of fees for products and services other than the services reported above. There were no fees in this category incurred in 2013 or 2012.

The Audit Committee considers as necessary whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered accounting firm may be required to provide detailed back-up documentation at the time of approval. The status of any pre-approved service is reported at subsequent audit committee meetings.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2014.

*  *  *

PROPOSAL NO. 3
ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis in this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee for our fiscal year ended December 31, 2013, with respect to the executive officers named in the Summary Compensation Table above.  The Board of Directors is asking our stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Essex Property Trust, Inc. approve the compensation of the executive officers named in the Summary Compensation Table, as disclosed in its proxy statement for the annual meeting of stockholders in 2014 pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The Board is asking our stockholders to vote “FOR” this proposal.  Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.  Section 14A of the Securities Exchange Act of 1934 requires that we solicit your advisory vote on this proposal.

Our stockholders approved our say on pay proposal at our 2013 annual meeting.  The results of the 2013 vote are discussed at the beginning of CD&A above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR PROPOSAL NO. 3.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange. A copy of the Code of Business Conduct and Ethics is posted on the Company’s Internet website at www.essexpropertytrust.com.  The Company will post on its website any amendments to, or waivers from, any provision of its Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to Jordan E. Ritter, the Secretary of the Company. To be timely for the Company’s 2015 annual meeting of stockholders, a Stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier than November 26, 2014 and no later than December 26, 2014.  A Stockholder’s notice shall set forth (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such Stockholder or any stockholder associated person (as defined below), including any anticipated benefit to the Stockholder or stockholder associated person; (iii) as to the Stockholder giving the notice, any proposed nominee and any stockholder associated person, (a) the class, series and number of shares of stock of the Company that each of them or any of their affiliates own, the date the shares were acquired and the investment intent of such acquisition and any short interest in Company shares by any such person, (b) the nominee holder for, and number of, Company shares owned beneficially but not of record by such person, (c) whether during the last six months such person has engaged in any hedging, derivative or other transaction with respect to Company shares or any shares of any entity listed in the peer group in the stock performance graph in the Company’s most recent annual report, and (d) any substantial interest of such person in the Company, other than an interest arising from the ownership of Company shares; (iv) as to the Stockholder giving the notice, any stockholder associated person and any proposed nominee, (a) the person’s name and address, (b) the person’s investment strategy or objective and a copy of the prospectus, offering memorandum or similar document provided to investors in such person; and (v) the name and address of any stockholder supporting the proposed nominee or the proposed business.  A “stockholder associated person” of any Stockholder means (i) any person acting in concert with such Stockholder, (ii) any beneficial owner of Company shares owned of record or beneficially by such Stockholder, and (iii) any person that controls, is controlled by, or is under common control with such Stockholder.

The foregoing is a summary of the applicable provisions of the Company’s bylaws and is qualified by reference to the Company’s bylaws, which were last filed as an exhibit to the Company’s current report on Form 8-K, filed May 17, 2013.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2015 annual meeting of stockholders must be received by the Company not later than December 26, 2014 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ended December 31, 2013, all Reporting Persons complied with all Section 16(a) filing requirements applicable except for the Form 4 filed in May 2013 on behalf of Mr. Zinngrabe reporting the purchase of common stock in his self-directed 401(k) plan.

OTHER MATTERS

The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, ESSEX PROPERTY TRUST, INC., 925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH. A COPY OF THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE, FREE OF CHARGE, ON OUR WEBSITE, WHICH IS HTTP://WWW.ESSEXPROPERTY TRUST.COM.

By Order of the Board of Directors,

Michael J. Schall
Chief Executive Officer and President
April 25, 2014
Palo Alto, California

Computershare 655 Montgomery Street Suite 830 San Francisco, CA 94111
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, NARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
1.	Election of Directors	☐	☐	☐
Nominees:

01 David W. Brady	02 Keith R. Guericke	03 Irving F. Lyons, III	04 George M. Marcus	05 Gary P. Martin
06 Issie N. Rabinovitch	07 Thomas E. Randlett	08 Thomas E. Robinson	09 Michael J. Schall	10 Byron A. Scordelii
11 Janice L. Sears	12 Thomas P. Sullivan	13 Claude J. Zinngrabe, Jr

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2014.	☐	☐	☐

3.	Advisory approval of the Company's executive compensation.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary please give full title as such. Joint owners should each sign personally. All sign. If a corporation or partnership, please sign in full partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com.

ESSEX PROPERTY TRUST, INC.
925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON JUNE 10, 2014

Keith R. Guericke and Michael J. Schall (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Essex Property Trust, Inc. to be held on Tuesday, June 10,2014 at 1:00 p.m., Pacific Time at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, 94025, and any adjournments or postponements thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are Indicated, the Proxyholders will have authority to vote FOR the election of all director nominees and FOR proposals 2 and 3. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

SEE REVERSE SIDE: If you wish to vote In accordance with the Board of Directors' recommendations, Just sign and date the reverse side. You need not mark any boxes.

Continued and to be signed on reverse side